Exhibit 99.I.1(a)-1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

Important: If you are in any doubt as to any aspect of this document or as to the action to be taken, you should consult a stockbroker or other registered dealer in securities, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares (including shares represented by ADSs) in Brilliance China Automotive Holdings Limited, you should at once hand this document to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document.

BRILLIANCE CHINA AUTOMOTIVE HOLDINGS LIMITED

(Incorporated in Bermuda with limited liability)

Conditional Mandatory Cash Offer

by

CLSA Limited

on behalf of the Offerors
to acquire all issued shares, including shares represented by ADSs, in the share capital of

Brilliance China Automotive Holdings Limited

and
the Employee Options
(other than those already owned or held by the Offerors
or parties acting in concert with them)

Independent Financial Adviser to
the Independent Board Committee of Brilliance China Automotive Holdings Limited

A letter from the Board of Directors is set out on pages 6 to 12 of this document and a letter from the Independent Board Committee containing its recommendations to the Independent Shareholders and holders of Employee Options (other than the Management Directors) is set out on pages 13 to 15 of this document. A letter from SBI E2-Capital (HK) Limited containing its advice and recommendations to the Independent Board Committee is set out on pages 16 to 35 of this document.

*	for identification purposes only

23 January, 2003

TIMETABLE

For Ordinary
Shareholders
and holders of
	Employee Options	For holders of ADSs

	(Hong Kong time)	(E.S.T.)

Commencement of the Offer	Thursday, 14 November, 2002	Thursday, 14 November, 2002

Despatch of this document	Thursday, 23 January, 2003	Thursday, 23 January, 2003

Latest acceptance time	4:00 p.m. on Thursday, 6 February, 2003	6:00 p.m. on Wednesday, 5 February, 2003

First closing time and date of the Offer (Note 1)	4:00 p.m. on Thursday, 6 February, 2003	6:00 p.m. on Wednesday, 5 February, 2003

Latest time by which the Offer could be declared unconditional (Note 2)	Monday, 10 March, 2003	Monday, 10 March, 2003

Teletext announcement of the results of the Offer through the Stock Exchange and disseminated through news wire services in the ordinary course in the US (Note 1)	By 7:00 p.m. on Thursday, 6 February, 2003	By 6:00 a.m. on Thursday, 6 February, 2003

Announcement of the results of the Offer to be published in newspapers (Note 3)	Friday, 7 February, 2003	Friday, 7 February, 2003

Despatch of cheques to accepting Ordinary Shareholders (if any), accepting holders of ADSs (if any) and accepting holders of Employee Options (if any) and (if applicable) return of Share certificates and other documents to Ordinary Shareholders, holders of ADSs and holders of Employee Options (assuming that the Offer becomes unconditional on 6 February, 2003) (Note 4)	Wednesday, 12 February, 2003	Wednesday, 12 February, 2003

Notes:

1.	Under the Takeovers Code, where the offeree document is posted after the date on which the Offer Document is posted, the Offer must remain open for acceptance for at least 28 days following the date on which the Offer Document is posted. The Offerors have reserved the right to extend the Offer until such date as they may determine in accordance with the Takeovers Code (or as permitted by the Executive in accordance with the Takeovers Code). By 6:00 p.m. (Hong Kong time) on the closing date of the Offer, or such later time and/ or date as the Executive may agree, the Offerors shall inform the Executive and the Stock Exchange of its intentions in relation to the extension or expiry of the Offer. The Offerors shall publish a teletext announcement through the Stock Exchange and shall disseminate the same through news wire services in the ordinary course in the US by 7:00 p.m. (Hong Kong time) (or by 6:00 a.m. (E.S.T.)) on the closing date of the Offer and shall publish an announcement in the newspapers in Hong Kong and in the US on the next Business Day stating whether the Offer has been revised, extended or have expired. In relation to any extension of the Offer, such announcements will state either the next

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TIMETABLE

closing date or that the Offer will remain open until further notice. In the latter case, at least 14 days’ notice in writing will be given before the Offer is closed to those Ordinary Shareholders, holders of ADSs and holders of Employee Options who have not accepted the Offer.

2.	In the event that the Offer has not been declared or has not become unconditional on or before 10 March, 2003, being 60 days after posting of the Offer Document, the Offer will lapse unless the Executive consents to a later date. As stated in note 1 above, the Offerors have reserved the right to extend the Offer until such date as they may determine in accordance with the Takeovers Code (or as permitted by the Executive in accordance with the Takeovers Code), but there is no certainty that the Offer will be extended beyond the first closing date stated in the above timetable.

3.	The announcement of the results of the Offer and whether the Offer has become unconditional, has been revised or extended or has expired will be published in the Hong Kong Standard and the Hong Kong Economic Times in Hong Kong on 7 February, 2003 (or, if the Executive agrees to a later date for the closing date of the Offer, the next Business Day after such closing date of the Offer) and in the Wall Street Journal (US eastern edition) in the US on 7 February, 2003 (E.S.T.) (or, if the Executive agrees to a later date for the closing date of the Offer, the next Business Day after such closing date of the Offer), respectively.

4.	Remittances in respect of the consideration payable for the Shares and Employee Options tendered under the Offer will be despatched as soon as possible but in any event within 10 days of the later of the date of receipt by the Registrar, the Company Secretary or the Depositary Agent (as the case may be) of all the relevant documents to render the acceptance under the Offer complete and valid, and the date when the Offer becomes or is declared unconditional. Please refer to the paragraph headed “Settlement of consideration” in the letter from CLSA ECM in the Offer Document. Please note that the date is different from that set out in the Announcement.

     Unless otherwise expressly stated, all time references contained in this document are to Hong Kong time.

- ii -

NOTICE TO ORDINARY SHAREHOLDERS AND HOLDERS OF ADSS IN THE US

NOTICE TO ORDINARY SHAREHOLDERS AND HOLDERS OF ADSS IN THE US

     The Offer is open to US Shareholders, including US holders of the ADSs. The Offer is being made for the securities of the Company, a company incorporated outside the US. The Offer will be made in accordance with the requirements of the Takeovers Code in Hong Kong and will be subject to disclosure and other procedural requirements that are different from those under US law.

     It may be difficult for US investors to enforce their rights and any claim that they may have arising under US federal securities laws, since the Offerors are located outside of the US, and all of the officers and directors of Huachen and all of the Management Directors are residents of a country other than the US. US investors may not be able to effect service of process upon a non-US company or its officers or directors, or other non-US persons, for violations of the US securities laws. It may be difficult for a US investor to enforce a judgment obtained from a US court against the Offerors.

     The Offer in the US is being made pursuant to an exemption from certain US tender offer rules provided by Rule 14d-1(c) under the Exchange Act.

     Holders of Ordinary Shares and ADSs in the US should be aware that the Offerors may purchase securities in the Company otherwise than under the Offer, such as in the open market or through privately negotiated purchases. Save as provided in the Call Option Agreements, it is noted that the Offerors do not presently intend to make any such purchases. If made, any purchases (other than pursuant to the Call Option Agreements (which cannot occur until six months after the Offer ends or closes)) will be disclosed by the publication of an announcement in accordance with the requirements of the Takeovers Code.

     Notwithstanding anything to the contrary herein, the Offer in the US is being made directly by the Offerors and not by CLSA. References to the Offer being made by CLSA contained herein should be read accordingly.

     US holders of the Ordinary Shares and ADSs should be aware that tendering the securities described herein may have tax consequences in the US. Such consequences for investors who are residents in, or citizens of, the US may not be described fully herein. Please also refer to paragraph 8 headed “US federal income tax consequences” in Appendix I to the Offer Document. Investors are strongly advised to consult their own tax and financial advisers before making any decisions about the Offer.

     This document is being filed on Form CB with the SEC pursuant to Rule 14d-1(c) under the Exchange Act. Copies of the Form CB and any amendments thereto will be available without charge at the SEC website at www.sec.gov.

     This document has not been reviewed by any federal or state securities commission or regulatory authority in the US, nor has any such commission or authority passed upon the accuracy or adequacy of this document. Any representation to the contrary is unlawful and may be a criminal offence.

- iii -

- iv -

DEFINITIONS

     In this document, unless the context requires otherwise, the following expressions have the following meanings:

“acting in concert”	Has the meaning defined in the Takeovers Code;

“ADR”	An American depositary receipt evidencing an ADS;

“ADS”	An American depositary share representing 100 Ordinary Shares;

“ADS Latest Acceptance Time”	6:00 p.m. on 5 February, 2003 (E.S.T.) (or such later time and/or date as the Offerors may determine and announce);

“Announcement”	The announcement of the Offer on the Announcement Date;

“Announcement Date”	19 December, 2002;

“Associate”	Has the meaning ascribed thereto in the Listing Rules;

“Board”	The board of Directors;

“Business Day”	A day on which the Stock Exchange is open for the transaction of business;

“Call Option Agreements”	The call option agreements entered into between Huachen and each of the Management Directors relating to the grant by Huachen to each of the Management Directors of a call option in respect of a specified number of Ordinary Shares, totalling 346,305,630 Ordinary Shares in aggregate;

“CCASS”	The Central Clearing and Settlement System established and operated by Hong Kong Clearing;

“CLSA”	CLSA Limited, a registered securities dealer registered under the Securities Ordinance (Chapter 333 of the Laws of Hong Kong);

“CLSA ECM”	CLSA Equity Capital Markets Limited, a registered investment adviser registered under the Securities Ordinance (Chapter 333 of the Laws of Hong Kong);

“Company”	Brilliance China Automotive Holdings Limited, a company incorporated in Bermuda with limited liability whose Ordinary Shares and ADSs are listed on the Stock Exchange and the New York Stock Exchange, respectively;

“Condition”	The condition to which the Offer is subject to and set out in the paragraph headed “Condition of the Offer” in the “Letter from the Board” in this document;

“Depositary Agent”	The Bank of New York, the tender agent for the Offer with respect to the Shares represented by ADSs;

“Directors”	The directors of the Company;

“Employee Options”	Share options granted by the Company to certain employees of the Group pursuant to the share option scheme adopted by the Company on 18 September, 1999;

DEFINITIONS

“E.S.T.”	Eastern Standard Time in the US;

“Exchange Act”	The Securities Exchange Act of 1934, as amended, of the US;

“Executive”	The Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director;

“First Closing Date”	Thursday, 6 February, 2003, being the 28th day after the date of posting of the Offer Document;

“Form of Acceptance”	In the case of Ordinary Shareholders, the form of acceptance and transfer or, in the case of holders of Employee Options, the form of acceptance and cancellation of Employee Options or, in the case of holders of ADSs, the Letter of Transmittal accompanying the Offer Document, the provisions of which form part of the terms of the Offer;

“Foundation”	(Chinese Financial Education Development Foundation), which was, prior to execution of the Principal Agreement, the controlling shareholder of the Company, holding 39.446% of the issued share capital of the Company;

“Group”	The Company and its subsidiaries;

“HKGAAP”	Generally Accepted Accounting Principles in Hong Kong;

“holders of ADSs” or “holders of Ordinary Shares represented by ADSs”	Registered holders of ADSs or registered holders of Ordinary Shares represented by ADSs;

“Hong Kong”	The Hong Kong Special Administrative Region of the PRC;

“Hong Kong Clearing”	Hong Kong Securities Clearing Company Limited;

“Huachen”	(Huachen Automotive Group Holdings Company Limited)*, a wholly state-owned limited liability company established in the PRC;

“Independent Board Committee”	The committee of the Board comprising Messrs. Wei Sheng Hong, Huang Anjiang and Yi Min Li, the independent non-executive Directors;

“Independent Financial Adviser”	SBI E2-Capital (HK) Limited, a registered investment adviser registered under the Securities Ordinance (Chapter 333 of the Laws of Hong Kong);

“Independent Shareholders”	Shareholders other than the Offerors and their respective Associates and parties acting in concert with any of them;

“Interim Report”	The interim report of the Company dated 19 September, 2002;

“Latest Acceptance Time”	4:00 p.m. on Thursday, 6 February, 2003;

“Latest Practicable Date”	20 January, 2003, being the latest practicable date prior to the printing of this document for ascertaining certain information contained herein;

DEFINITIONS

“Letter of Transmittal”	The letter of transmittal for holders of ADSs in the form accompanying the Offer Document;

“Listing Rules”	The Rules Governing the Listing of Securities on the Stock Exchange;

“Management Directors”	Mr. Wu, Mr. Hong, Mr. Su and Mr. He, all of whom are executive Directors;

“Mr. He”	Mr. He Tao (also known as Ho To) of Suites 2303–2306, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong, an executive Director;

“Mr. Hong”	Mr. Hong Xing of Suites 2303–2306, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong, an executive Director;

“Mr. Su”	Mr. Su Qiang (also known as So Keung) of Suites 2303–2306, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong, an executive Director;

“Mr. Wu”	Mr. Wu Xiao An (also known as Ng Siu On) of Suites 2303–2306, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong, an executive Director;

“Mr. Yang”	Mr. Yang Mao Zeng, an executive Director;

“New York Stock Exchange”	The New York Stock Exchange, Inc.;

“Offer”	The conditional mandatory cash offer made by CLSA, on behalf of the Offerors, to acquire all issued Shares (including Shares represented by ADSs) in the share capital of the Company and the Employee Options (other than those already owned or held by the Offerors or parties acting in concert with them);

“Offer Document”	The document dated 9 January, 2003 setting out the details of the Offer, and the accompanying form of acceptance and transfer (for Ordinary Shareholders), the form of acceptance and cancellation of Employee Options (for holders of Employee Options) and the Letter of Transmittal (for holders of ADSs), which has been sent to Ordinary Shareholders, holders of ADSs and holders of the Employee Options;

“Offer Price”	HK$0.10 per Ordinary Share;

“Offerors”	Huachen together with the Management Directors;

“Ordinary Shareholders”	Registered holders of Ordinary Shares;

“Ordinary Shares”	Ordinary shares of US$0.01 par value each in the issued share capital of the Company, not including ordinary shares in the form of ADSs;

“Overseas Shareholders”	Shareholders whose addresses, as shown on the Register or the register of holders of ADSs maintained by The Bank of New York, in its capacity as the depositary for the ADSs, (as the case may be), are outside of Hong Kong as at 6 January, 2003;

DEFINITIONS

“PRC”	The People’s Republic of China;

“Principal Agreement”	The agreement for the sale and purchase of the Sale Shares dated 18 December, 2002 and entered into between Huachen and the Foundation;

“Qualifying Shareholders”	Shareholders whose names appear on the Register, or the register of holders of ADSs maintained by The Bank of New York, in its capacity as the depositary for the ADSs (as the case may be), at the Latest Acceptance Time;

“Register”	The register of members of the Company;

“Registrar”	Computershare Hong Kong Investor Services Limited, the Hong Kong branch share registrar of the Company, which is situated at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong;

“Relevant Period”	The period between 14 May, 2002, being the commencement of the six-month period before the Company’s announcement dated 14 November, 2002 relating to a possible change in the substantial shareholder of the Company, and the Latest Practicable Date;

“Sale Shares”	1,446,121,500 Ordinary Shares;

“SDI Ordinance”	The Securities (Disclosure of Interests) Ordinance (Chapter 396 of the Laws of Hong Kong);

“SEC”	The Securities and Exchange Commission of the US;

“SFC”	The Securities and Futures Commission of Hong Kong;

“Shareholder(s)”	Registered holder(s) of Shares;

“Shares”	Ordinary Shares of US$0.01 par value each in the issued share capital of the Company, including Shares represented by ADSs;

“Shenyang Automotive”	(Shenyang Brilliance JinBei Automobile Co., Ltd.) (formerly known as (Shenyang JinBei Passenger Vehicle Manufacturing Company Limited)), a sino-foreign joint venture established in the PRC on 19 July 1991 and beneficially owned as to 51% by the Company and as to 49% by Shenyang JinBei Automotive Company Limited*

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Syndication Letter”	The letter issued by Huachen to the Management Directors on 18 December, 2002 pursuant to which the Management Directors agreed to join Huachen as the Offerors;

“Takeovers Code”	The Hong Kong Code on Takeovers and Mergers;

“US”	United States of America;

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;

*	for identification purposes only

DEFINITIONS

“RMB”	Renminbi, the lawful currency of the PRC; and

“US$”	United States dollars, the lawful currency of the US.

     For the purpose of this document, conversion of Hong Kong dollar amounts into US dollar amounts is based on the 17 December, 2002 noon buying rate in New York City for cable transfers as certified by customs purposes by the Federal Reserve Bank of New York of HK$7.7986 = US$1.00. This conversion is for the purpose of illustration only and does not constitute a representation that any amounts have been, could have been, or may be, exchanged at this or any other rate.

LETTER FROM THE BOARD

(Incorporated in Bermuda with limited liability)

BRILLIANCE CHINA AUTOMOTIVE HOLDINGS LIMITED

(Incorporated in Bermuda with limited liability)

Executive Directors: Mr. Wu Xiao An (also known as Ng Siu On) (Chairman) Mr. Hong Xing Mr. Su Qiang (also known as So Keung) Mr. Yang Mao Zeng Mr. He Tao (also known as Ho To)	Registered Office: Cedar House 41 Cedar Avenue Hamilton HM12 Bermuda

Principal place of business: Suites 2303–2306, 23rd Floor Great Eagle Centre 23 Harbour Road Wanchai Hong Kong

Independent Non-executive Directors: Mr. Wei Sheng Hong Mr. Huang Anjiang Mr. Yi Min Li

23 January, 2003

To the Independent Shareholders and holders of
     Employee Options (other than the Management Directors)

Dear Sir or Madam,

Conditional Mandatory Cash Offer
by CLSA Limited

on behalf of the Offerors
to acquire all issued shares, including shares represented by ADSs, in the share capital of

Brilliance China Automotive Holdings Limited

and
the Employee Options
(other than those already owned or held by the Offerors
or parties acting in concert with them)

INTRODUCTION

     On 19 December, 2002, the Board announced that on 18 December, 2002, the Foundation and Huachen entered into the Principal Agreement pursuant to which Huachen purchased from the Foundation a total of 1,446,121,500 Ordinary Shares representing approximately 39.446% of the issued share capital of

*	for identification purposes only

LETTER FROM THE BOARD

the Company and the Foundation’s entire shareholding interest in the Company. The price paid by Huachen for the Sale Shares was HK$144,612,150, equivalent to HK$0.10 per Sale Share. Completion of the Principal Agreement took place upon signing and the purchase price was paid in cash by Huachen to the Foundation.

     The Board also announced that on 18 December, 2002, in addition to the Principal Agreement, each of the Management Directors entered into a Call Option Agreement with Huachen, immediately after the Principal Agreement was entered into and after completion of the sale and purchase of the Sale Shares pursuant thereto. Pursuant to the terms of the Call Option Agreements, Huachen granted to each of the Management Directors a call option in respect of a specified number of Ordinary Shares totalling 346,305,630 Ordinary Shares in aggregate representing approximately 9.446 % of the issued share capital of the Company, at an exercise price of HK$0.95 per Ordinary Share. Each call option is exercisable in whole or in part at any time during the period of three years commencing from the date falling 6 months after the earlier of: (a) the end of the Offer; and (b) the close of the Offer in accordance with the Offer Document.

     Under the Takeovers Code, the Management Directors are presumed to be acting in concert with Huachen. As a result, and in order to facilitate the making of the Offer, the Management Directors agreed to join Huachen to make the Offer and form part of the Offerors, on the terms and conditions set out in the Syndication Letter which was issued by Huachen to the Management Directors on 18 December, 2002. Following completion of the Principal Agreement (assuming there is no exercise by any of the Management Directors of any of the Employee Options or of any of the call options under the Call Option Agreements), the Offerors and parties acting in concert with them will be interested in 1,572,306,500 Shares, in aggregate, representing approximately 42.888% of the entire issued share capital of the Company. Pursuant to Rule 26.1 of the Takeovers Code, Huachen and the Management Directors are required to make a conditional mandatory general offer for all of the issued Shares, including Shares represented by ADSs, and the Employee Options not already owned or held by Huachen and the Management Directors and parties acting in concert with them. CLSA is making the conditional Offer on behalf of the Offerors pursuant to this requirement of the Takeovers Code.

     The purpose of this document is to provide you with, among others, information relating to the Offer. In addition, separate letters from the Independent Board Committee and the Independent Financial Adviser setting out their respective recommendations in respect of the Offer are set out in this document.

INDEPENDENT BOARD COMMITTEE

     In accordance with the Takeovers Code, an Independent Board Committee comprising Messrs. Wei Sheng Hong, Huang Anjiang and Yi Min Li, who are the independent non-executive Directors, has been established to consider the terms of the Offer and to advise the Independent Shareholders and holders of the Employee Options. SBI E2-Capital (HK) Limited has been appointed as the independent financial adviser to the Independent Board Committee to consider the terms of the Offer and to advise the Independent Board Committee on whether the terms of the Offer are fair and reasonable so far as the Independent Shareholders and holders of the Employee Options (other than the Management Directors) are concerned and the actions to be taken by the Independent Shareholders and holders of the Employee Options (other than the Management Directors).

LETTER FROM THE BOARD

THE OFFER

     Pursuant to Rule 26.1 of the Takeovers Code, Huachen and the Management Directors are required to make a conditional mandatory general offer for all of the Shares (including Shares represented by ADSs) and the Employee Options not already beneficially owned or held by Huachen and the Management Directors and parties acting in concert with them. CLSA is making the conditional Offer on behalf of the Offerors on the following basis:

For every Ordinary Share tendered	HK$0.10 in cash
For Shares represented by each ADS tendered	HK$10.00 in cash (approximately US$1.28)
For every Employee Option tendered	HK$0.01 in cash

     By accepting the Offer, Shareholders will sell their Shares (whether in the form of Ordinary Shares or represented by ADSs) and all rights attached to them as at the Announcement Date to the Offerors at HK$0.10 per Ordinary Share or HK$10.00 as per ADS tendered, including the right to receive all dividends and distributions to be declared, made or paid on or after the Announcement Date.

     The Offerors agree that the Employee Options in respect of which acceptances are tendered under the Offer will be cancelled by the Company.

     The Offer is open to Qualifying Shareholders and holders of Employee Options (other than the Management Directors).

     As the Offer to persons not resident in Hong Kong may be affected by the laws of the relevant jurisdiction in which they are resident, Overseas Shareholders and/or holders of Employee Options who are citizens or residents or nationals of a jurisdiction outside Hong Kong should inform themselves about and observe any applicable legal or regulatory requirements and where necessary seek legal advice. It is the responsibility of Overseas Shareholders and/or holders of Employee Options who wish to accept the Offer to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith (including, the obtaining of any governmental or other consent which may be required or the compliance with other necessary formalities and payment of any transfer or other taxes due in respect of such jurisdiction).

     Holders of ADSs should consider paragraph 7 headed “The ADSS” set out in Appendix I to the Offer Document.

CONDITION OF THE OFFER

     Under the Takeovers Code, as this document is despatched after the date of the despatch of the Offer Document, the Offer is required to remain open for acceptance for at least 28 days after the despatch of the Offer Document. Accordingly, the making of the Offer is conditional upon the Offerors having received acceptances of the Offer (and such acceptances not, where permitted, having been withdrawn) by 4:00 p.m. on the date which is 28 days after the despatch of the Offer Document (or such later time(s) and/or date(s) as the Offerors may, subject to the rules of the Takeovers Code, decide) which, together with Shares (including Shares represented by ADSs) already owned or acquired by the Offerors before or during the Offer period, will result in the Offerors and parties acting in concert with them (if any) holding more than 50 per cent. of the voting rights of the Company. If the Offerors do not receive valid acceptances of the Offer by such time and date, which together with Shares (including Shares represented by ADSs) already owned or acquired by

LETTER FROM THE BOARD

the Offerors and parties acting in concert with them (if any) before or during the Offer period will result in the Offerors and parties acting in concert with them (if any) holding more than 50 per cent. of the voting rights of the Company, the Offer cannot become unconditional and the Offer will lapse.

     Other details of the Offer, including the procedures for acceptance, are contained in the Offer Document and in the accompanying form of acceptance and transfer (for Ordinary Shareholders), the form of acceptance and cancellation of Employee Options (for holders of Employee Options) and the Letter of Transmittal (for holders of ADSs).

INFORMATION ON THE GROUP

Background and principal activities

     The principal activities of the Group are the manufacturing and selling of minibuses, sedans and automotive components in the PRC.

     It is stated in the announcement of interim results for the six months ended 30 June, 2002 dated 19 September, 2002 that in July 2002, the Chinese Central Government approved the proposal for establishment of a joint venture with BMW. The Company is currently in the process of obtaining the relevant approvals in relation to the establishment of the joint venture.

Financial information

     The following table sets out a summary of the audited consolidated results for the three years ended 31, 2001 and the unaudited consolidated results for six months ended 30 June, 2002 of the Group:

		(Audited)		(Unaudited)
	For the years ended 31 December,			For the six months
				ended 30 June,
	1999	2000	2001	2002

	RMB'000	RMB'000	RMB'000	RMB'000
Turnover	4,351,169	6,306,430	6,218,436	2,886,027
Net profit attributable to Shareholders	645,425	958,629	900,269	289,553

     The audited consolidated net asset value of the Group as at 31 December, 2001 was approximately RMB5,412,703,000, representing RMB1.4764 per Share (based on the number of shares outstanding as of 31 December, 2001 of 3,666,052,900 Shares).

LETTER FROM THE BOARD

Shareholding structure

     Set out below is a table showing the shareholding structure of the Company after completion of the Principal Agreement and immediately after the close of the Offer (assuming that the Condition is not satisfied and the Offer lapses and assuming that none of the Employee Options is exercised):

	Number of Shares	Shareholding percentage

Huachen	1,446,121,500	approximately 39.446%
Management Directors	126,185,000	approximately 3.442%
Mr. Yang	2,800,000	approximately 0.076%
Public	2,090,946,400	approximately 57.036%
Total	3,666,052,900	100%

     Set out below is a table showing the shareholding structure of the Company in the event that all the Management Directors exercise their respective call options under the Call Option Agreements in full and assuming that there is no change in the issued share capital of the Company and no exercise of the Employee Options by them:

	Number of Shares	Shareholding percentage

Huachen	1,099,815,870	approximately 30%
Management Directors	472,490,630	approximately 12.888%
Mr. Yang	2,800,000	approximately 0.076%
Public	2,090,946,400	approximately 57.036%
Total	3,666,052,900	100%

Recent development

     It has been reported in certain newspaper articles that a former executive Director has allegedly challenged the Foundation’s beneficial interest in the Sale Shares and that the Beijing court before which such allegations were brought has transferred the case to the Public Security Bureau of Liaoning Province. The Board does not have any additional information about such allegations.

INFORMATION ON THE OFFERORS

     The Offerors are comprised of Huachen and the Management Directors. Huachen is a PRC state-owned limited liability company which was established under the laws of the PRC on 16 September 2002 and is wholly beneficially owned by the Liaoning Provincial Government of the PRC. The directors of Huachen are Mr. Yang Bao Shan, Mr. Zhao Chang Yi, Mr. Zhu Xue Dong and Mr. Qin Li. The principal business of Huachen is investment in automotive-related companies in the PRC. The Management Directors are members of the Board, brief particulars of whom are set out in the paragraph headed “The Management Directors” in the “Letter from CLSA ECM” in the Offer Document.

LETTER FROM THE BOARD

INTENTION OF THE OFFERORS FOLLOWING THE OFFER

     The Board noted from the Offer Document that:

(a)	it is the intention of the directors of Huachen that the Company shall continue with the existing businesses of the Group and that they do not intend to propose or seek any major changes to the existing operations, management or the continued employment, or the employment terms and conditions, of the employees of the Group upon expiry or lapse of the Offer;

(b)	Huachen does not have any intention of injecting any assets into the Company nor does it have any intention of disposing of or transferring any of the Company’s assets to Huachen or any other party;

(c)	the Offerors intend to maintain the listing of the Ordinary Shares on the Stock Exchange and (in the form of ADSs) on the New York Stock Exchange after the close of the Offer; and

(d)	the Offerors anticipate that the Company will continue to be subject to the reporting and other informational requirements of the Exchange Act.

     In view of the intention of the Offerors, the Board believes that with the experienced management team of the Group, established market position, solid track record and well-defined growth strategies, the Group is well-positioned to capture the market opportunities in the automotive industry in the PRC. Further, on the basis that it is the intention of the directors of Huachan that the Company shall continue with the existing businesses of the Group and that they do not intend to propose or seek any major changes to the existing operations or management of the Group and that the Directors will remain in office, the Directors are of the view that the Group will continue to follow the same strategies as stated in the Interim Report.

     The Board also noted from the Offer Document that the Offerors have undertaken to the Stock Exchange that appropriate steps will be taken as soon as possible following the close of the Offer to ensure that not less than 25% of the Shares will be held in public hands so as to ensure compliance with Rule 8.08 of the Listing Rules. These include arranging for a sale of the existing Shares by existing Shareholders (who are not regarded as members of the public for the purpose of the Listing Rules) to persons who are independent of the chief executive, any director and substantial shareholders of the Company or its subsidiaries and the Company’s associate and/or such other steps as may be appropriate to restore the minimum percentage of securities of the Company held in public hands in accordance with the Listing Rules.

     The Stock Exchange has indicated that if, upon the closing of the Offer, less than 25% of the issued share capital of the Company is held in the public hands or if the Stock Exchange believes that a false market exists or may exist in the trading of the Ordinary Shares or there be insufficient Ordinary Shares in public hands to maintain an orderly market it will consider exercising its discretion to suspend dealings in the Ordinary Shares.

     The Stock Exchange had also indicated that it will closely monitor all future acquisitions or disposals of assets of the Company. If the Ordinary Shares remain listed on the Stock Exchange, any acquisitions or disposals of assets by the Group will be subject to the provisions of the Listing Rules.

     Pursuant to the Listing Rules, the Stock Exchange has the discretion to require the Company to issue a circular to its Shareholders irrespective of the size of any proposed acquisitions and disposals of assets by the Group, particularly when such proposed acquisitions and disposals of assets by the Group represent a departure from the principal activities of the Group. The Stock Exchange has the power to aggregate a series

LETTER FROM THE BOARD

of acquisitions or disposals of assets by the Group and any such acquisitions or disposals of assets may result in the Company being treated as if it were a new listing applicant and subject to the requirements for new listing application as set out in the Listing Rules.

ADDITIONAL INFORMATION

     Your attention is also drawn to the following:

—	the letter from the Independent Board Committee on pages 13 to 15 of this document, setting out its recommendations to the Independent Shareholders and holders of the Employee Options (other than the Management Directors) in respect of the Offer;

—	the letter from Independent Financial Adviser on pages 16 to 35 of this document containing its advice and recommendations to the Independent Board Committee in respect of the Offer; and

—	the additional information set out in the appendices to this document.

Yours faithfully, For and on behalf of the Board Wu Xiao An Chairman

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

BRILLIANCE CHINA AUTOMOTIVE HOLDINGS LIMITED

(Incorporated in Bermuda with limited liability)

23 January, 2003

To the Independent Shareholders and holders of
     Employee Options (other than the Management Directors)

Dear Sir and Madam,

Conditional Mandatory Cash Offer
by CLSA Limited

on behalf of the Offerors
to acquire all issued shares, including shares represented by ADSs, in the share capital of

Brilliance China Automotive Holdings Limited

and
the Employee Options
(other than those already owned or held by the Offerors
or parties acting in concert with them)

INTRODUCTION

     We refer to the document (the “Document”) dated 23 January, 2003 issued by Brilliance China Automotive Holdings Limited (“Brilliance China”), of which this letter forms part. Terms defined in the Document shall have the same meanings in this letter unless the context otherwise requires.

     We have been appointed as members of the Independent Board Committee to consider the terms of the Offer and to advise on whether the terms of the Offer are fair and reasonable so far as the Independent Shareholders and holders of Employee Options (other than the Management Directors) are concerned. SBI E2-Capital (HK) Limited has been appointed as the independent financial adviser to advise the Independent Board Committee in respect of the terms of the Offer. Details of its advice and recommendations and the principal factors and reasons taken into consideration in arriving at its recommendations are set out in the letter from the Independent Financial Adviser on pages 16 to 35 of the Document.

     We also wish to draw your attention to: (i) the letter from CLSA ECM in the Offer Document; (ii) the detailed terms and conditions of the Offer set out in Appendix I to the Offer Document; (iii) the general information set out in Appendix II to the Offer Document; (iv) the letter from the Board in the Document; (v) the letter from SBI E2-Capital (HK) Limited in the Document; and (vi) the additional information set out in the appendices to the Document.

*	for identification purposes only

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

RECOMMENDATIONS REGARDING THE OFFER

Offer to Independent Shareholders

     Having considered the principal factors and reasons contained in the letter from the Independent Financial Adviser and the advice given by the Independent Financial Adviser regarding the Offer, the Independent Board Committee concurs with the view of the Independent Financial Adviser that the Offer is not fair and reasonable so far as the Independent Shareholders are concerned.

     Independent Shareholders should note that the Offer Price of HK$0.10 per Share represents a discount of approximately 93.10% and 93.11%, respectively, to the closing price per Ordinary Share and per ADS on the last full trading day immediately prior to suspension of trading of the Ordinary Shares on the Stock Exchange and the ADSs on the New York Stock Exchange prior to the publication of the Announcement. The Offer Price also represents a discount of approximately 91.73% and 91.99%, respectively, to the average closing price per Ordinary Share, on the Stock Exchange and per ADS on the New York Stock Exchange for the 30 trading days immediately prior to and including the Announcement Date. After the Announcement Date, both the Ordinary Shares and the ADSs have consistently traded above the Offer Price up to and including the Latest Practicable Date and 17 January, 2003, respectively.

     On the basis of the above, and taking into consideration the principal factors and reasons contained in the letter from the Independent Financial Adviser and the advice given by the Independent Financial Adviser, the Independent Board Committee recommends the Independent Shareholders not to accept the Offer. However, Independent Shareholders who wish to liquidate their investments during the Offer period are advised to sell their Shares in the market if the price obtainable in the market (after deducting related expenses) is higher than the Offer Price for the Ordinary Shares and the ADSs.

     Although the Ordinary Shares are considered to be liquid by the Independent Financial Adviser, Independent Shareholders who hold a substantial block of Ordinary Shares and who do not accept the Offer are advised that there is no assurance that (i) the Ordinary Shares will continue to be liquid during or after the Offer period and (ii) they may be able to sell such block of Ordinary Shares in the market in a short timeframe and at the existing price level on the Stock Exchange.

     As the ADSs are considered to be illiquid by the Independent Financial Adviser, Independent Shareholders who hold a substantial block of ADSs and who do not accept the Offer are advised that is no assurance that (i) the liquidity of ADSs would improve during or after the Offer period; and (ii) they may be able to sell such block of ADSs in the market in a short timeframe and at the existing price level on the New York Stock Exchange.

Offer to holders of Employee Options

     Holders of Employee Options should note the following:

(1)	the exercise period of the Employee Options is from 2 June, 2001 to 1 June, 2011 which is more than eight years from the date of this letter;

(2)	the Employee Options are not transferable; and

(3)	if the Employee Options holders sell all or part of the Employee Options, they may not be granted the same number of Employee Options which they originally held.

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

     Having considered the principal factors and reasons contained in the letter from the Independent Financial Adviser and the advice given by the Independent Financial Adviser regarding the Offer, the Independent Board Committee concurs with the view of the Independent Financial Adviser and recommends that (a) the Employee Options holders who hold a short-term view and intend to realize the value of the Employee Options within the Offer period (i) to accept the Offer if the prevailing Ordinary Share price is below the exercise price of the Employee Options (out of the money) during the Offer period; (ii) not to accept the Offer if the prevailing Ordinary Share price is well above the exercise price of the Employee Options (in the money) during the Offer period but to convert the respective Employee Options into the Ordinary Shares and sell them in the open market if they want; and (b) the Employee Option holders who hold an optimistic long-term view about the Group’s future prospects and have no intention to realize the value of the Employee Options within the Offer period not to accept the Offer but to convert the respective Employee Options into Ordinary Shares at the appropriate time when the prevailing Ordinary Share price is well above the exercise price of the Employee Options (in the money) within the exercise period and sell them in the open market if they want. However, Employee Options holders should note the risk that there is a lead time between the date that the Employee Options are converted into Ordinary Shares (the “Conversion Date”) and the date the relevant Ordinary Shares are issued (the “Issue Date”) and thus the Ordinary Share price at the Issue Date may be different from that at the Conversion Date on which they could sell the relevant Ordinary Shares.

Yours faithfully,

Wei Sheng Hong
Member of the Independent Board Committee

Huang Anjiang	Yi Min Li
Member of the Independent Board Committee	Member of the Independent Board Committee

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

SBI E2-Capital (HK) Limited 43/F Jardine House, One Connaught Place, Central, Hong Kong

23 January, 2003

To the Independent Board Committee of
     Brilliance China Automotive Holdings Limited

Dear Sirs,

Conditional Mandatory Cash Offer
by CLSA Limited

on behalf of the Offerors
to acquire all issued shares, including shares represented by ADSs, in the share capital of

Brilliance China Automotive Holdings Limited

and
the Employee Options
(other than those already owned or held by the Offerors
or parties acting in concert with them)

     We refer to our appointment as the independent financial adviser to advise the Independent Board Committee on the fairness and reasonableness of the terms of the Offer, details of which are set out in this document (the “Document”) of which this letter forms part. Terms used in this letter shall have the same meanings as defined in the Document unless the context requires otherwise.

     An Independent Board Committee comprising of Mr. Wei Sheng Hong, Mr. Huang Anjiang and Mr. Yi Min Li has been formed to consider the terms of the Offer. All other members of the Board who are not members of the Independent Board Committee are executive Directors.

     In formulating our opinion, we have relied on the Directors to ensure that the information and facts supplied to us by the Company are true, accurate and complete. We have also relied on the information contained in the Document and have assumed that the statements made in it are, and will continue to be, true until the Offer lapses. We have also assumed that all statements of belief, opinion and intention made by the Directors in the Document were made after reasonable and due enquiry. We have no reason to doubt the truth, accuracy and completeness of the information and representations provided to us by the Directors and have been advised by the Directors that no material facts have been withheld or omitted from the information provided and referred to in the Document.

     We have reviewed, among other things, the annual reports of the Company for the past three years ended 31 December, 2001 as well as the Interim Report of the Company and the Offer Document. We have reviewed the past performance of the share price of the Ordinary Shares and ADSs traded on the Stock

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Exchange and the New York Stock Exchange, respectively. We have also taken into consideration the Principal Agreement, the Call Option Agreements and the Syndication Letter in connection with the Offer and the Employee Options scheme adopted on 18 September, 1999.

     We note that in the section headed “Material Changes” in Appendix I to the Document, it is stated that “the Directors are not aware of any material changes in the financial or trading position of the Group since 31 December, 2001, being the date to which the latest audited consolidated financial statements of the Group were made up” (“Statement”). In addition, we note that the Directors have confirmed that there are no material changes in the financial situation, capital and other commitments, contingent liabilities and future cash flow and financial requirements (“Confirmation”). We have no reason to believe that the Statement and the Confirmation are incorrect and therefore we also rely on, amongst others, the Statement and the Confirmation in formulating our opinion.

     We also have no reason to doubt the intentions of the Offerors and therefore we rely on their intentions and, in particular, their intention to continue with the existing business despite the change of control to Huachen, in formulating our opinion.

     We consider that the information reviewed by us is sufficient for the purpose of our opinion set out in this letter. We have not, however, conducted any independent verification of the information nor have we conducted any form of independent investigation into the business and affairs or the future prospects of the Offerors.

     In assessing the terms of the Offer, we have not considered the tax affairs of, or the implications thereof, of the Offer on the Independent Shareholders and holders of the Employee Options. Accordingly, the Independent Shareholders and holders of the Employee Options, whether in Hong Kong or in any other jurisdictions, are recommended to consult their professional advisers if they are in any doubt as to the taxation implications of the Offer. Our analysis of the terms of the Offer and the business and financial performance of the Group are set out in the following sections in this letter.

I.	THE OFFER

     Principal Factors Considered

In arriving at our opinion, we have taken into consideration the following principal factors and reasons:

1.	Background to the Offer

On 18 December, 2002, the Foundation and Huachen entered into the Principal Agreement pursuant to which Huachen purchased from the Foundation a total of 1,446,121,500 Ordinary Shares representing approximately 39.446% of the issued share capital of the Company and the Foundation’s entire shareholding interest in the Company. The price paid by Huachen for the Sale Shares was HK$0.10 per Sale Share. In addition, each of the Management Directors entered into a Call Option Agreement with Huachen pursuant to which Huachen granted to each of the Management Directors a call option in respect of a specified number of Ordinary Shares totalling 346,305,630 Ordinary Shares in aggregate, representing approximately 9.446% of the issued share capital of the Company, at an exercise price of HK$0.95 per Ordinary Share, details of which are set out under the section headed “Introduction” in the “Letter from the Board”.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Under the Takeovers Code, the Management Directors are presumed to be acting in concert with Huachen. As a result, the Management Directors agreed to join Huachen to make the Offer and form part of the Offerors, on the terms and conditions set out in the Syndication Letter which was issued by Huachen to the Management Directors on 18 December, 2002. Following completion of the Principal Agreement, the Offerors and parties acting in concert with them, will be interested in 1,572,306,500 Shares, in aggregate, representing approximately 42.888% of the entire issued share capital of the Company (assuming that there is no exercise by any of the Management Directors of any of the Employee Options or of any of the Call Options under the Call Option Agreements). In compliance with Rule 26.1 of the Takeovers Code, the Offerors are required to make a conditional mandatory general offer for all of the issued Shares (including Ordinary Shares represented by ADSs) and the outstanding Employee Options not already beneficially owned or held by them and any parties acting in concert with them. CLSA is making the conditional Offer on behalf of the Offerors pursuant to this requirement of the Takeovers Code.

The Offer has been made on the following basis:

For every Ordinary Share tendered	HK$0.10 in cash
For Shares represented by each ADS tendered	HK$10.00 in cash (approximately US$1.28)
For every Employee Option tendered	HK$0.01 in cash

The cash Offer Price per Ordinary Share is equal to the price per Sale Share paid by Huachen pursuant to the Principal Agreement.

The Offer Price values the entire issued share capital of the Company (as at the Announcement Date) at HK$366,605,290 and values the Shares not already owned by the Offerors and parties acting in concert with them (if any) at HK$209,374,640.

On the basis of the Offer Price of HK$0.01 per Employee Option multiplied by the number of new Ordinary Shares which may be subscribed for under the Employee Options, the outstanding Employee Options of the Company are valued at HK$178,280.

2.	Business and financial performance

The principal activities of the Group are the manufacture and sale of minibuses, sedans and automotive components in the PRC, details of which are stated in the Company’s 2001 annual report.

A summary of the audited consolidated results of the Group for the three years ended 31 December, 2001 and unaudited consolidated results of the Group for the six months ended 30 June, 2002 are set out in Appendix I to the Document.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

We set out below summaries of the income statement, balance sheet and minibus sales of the Group during the financial years from 1997 to 2001 and for the six months ended 30 June, 2002:

Table 1: Summary of financials and minibus sales of the Group

	(Unaudited)
	Six-months ended		(Audited)
	and as of 30 June,		Year ended and as of 31 December,
								1997 2001
(RMB in million)	2002	2001	2001	2000	1999	1998	1997	CAGR

								(Note 1)
INCOME STATEMENT DATA
Sales	2,886.0	3,264.6	6,218.4	6,306.4	4,351.2	3,227.3	2,431.7	26.5%
Gross profit	863.5	990.0	1,910.4	1,870.3	1,485.0	1,047.5	668.3	30.0%
Net profit	289.6	489.4	900.3	958.6	645.4	308.0	172.1	51.2%
Basic earnings per share (RMB)	0.0790	0.1438	0.2548	0.3042	0.2394	0.1181	0.0660	40.2%
BALANCE SHEET DATA
Total assets	12,693.4	12,036.9	11,676.8	10,537.1	7,021.1	3,452.7	2,400.2	48.5%
Current assets	6,985.6	7,518.9	6,127.1	6,076.7	4,782.3	2,148.9	1,682.3	38.1%
Current liabilities	6,527.1	6,487.5	5,741.7	6,177.7	3,568.6	1,479.2	710.1	68.6%
Shareholders’ equity	5,682.7	5,018.3	5,412.7	3,831.5	2,537.3	1,248.6	952.1	54.4%
MINIBUS SALES DATA (Note 2)
Mid-priced minibus	25,716	27,193	53,356	49,873	33,547	22,384	N/A	33.6%
								(Note 3)
Deluxe minibus	3,775	4,807	9,653	10,145	7,387	5,214	N/A	22.8%
								(Note 3)

Total	29,491	32,000	63,009	60,018	40,934	27,598	—	31.7%
	(Note 4)							(Note 3)

Source: Company annual and interim reports

Notes:

1.	1997—2001 compounded annual growth rate (“CAGR”) is calculated by dividing the 2001 number by the 1997 number, then applying the power of one over the number of interval years (excluding the base year of 1997), minus one.

2.	All minibuses are sold by Shenyang Automotive.

3.	Represents CAGR from 1998 to 2001.

4.	According to Bloomberg L.P., the Group sold more than 65,000 light buses in 2002 through Shenyang Automotive. Also, according to Bloomberg L.P., Shenyang Automotive sold over 8,000 Zhonghua sedans since it was launched to the market in August 2002.

According to the Company’s 2001 annual report, during the past five financial years, the turnover of the Group showed an increasing trend from approximately RMB2,431.7 million for the year ended 31 December, 1997 to approximately RMB6,218.4 million for the year ended 31

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

December, 2001, with an implied CAGR of 26.5%, despite a slight decrease from approximately RMB6,306.4 million for the year ended 31 December, 2000. During the past five financial years, the net profit also showed an increasing trend from approximately RMB172.1 million for the year ended 31 December, 1997 to approximately RMB900.3 million for the year ended 31 December, 2001, with an implied CAGR of 51.2%, despite a decline from approximately RMB958.6 million for the year ended 31 December, 2000. The decline is primarily due to the increase in general and administrative expenses relating to additional pre-operation expenses and depreciation of buildings relating to the Group’s future sedan production.

For the six months ended 30 June, 2002, the Group recorded turnover of approximately RMB2,886.0 million and net profit of approximately RMB289.6 million as compared to turnover of approximately RMB3,264.6 million and net profit of approximately RMB489.4 million for the corresponding period in 2001. These represent a decline of 11.6% and 40.8% in turnover and net profit respectively for the abovementioned period.

As stated in the Interim Report, the drop in both turnover and net profit was mainly due to 2002 being the first year of the PRC’s accession to the World Trade Organization and an increase in competition in the PRC automotive industry arising from the decrease in import tariffs and the increase in license quotas for imported vehicles.

As stated in the Interim Report, despite the difficulties in 2002, the Group has achieved several corporate milestones including the following:

•	In May 2002, Shenyang Automotive obtained the final approval from the Chinese Government to produce and sell its “Zhonghua” brand passenger sedan. The sedan was successfully introduced to the market on 20 August, 2002 with positive initial response from the market.

•	In July 2002, the Chinese Central Government approved the project proposal for the establishment of a joint venture with BMW Group (“BMW”) to produce and sell the latest BMW “3” and “5” series models in the PRC. The joint venture with BMW is expected to have an annual production capacity of 30,000 vehicles per annum and is scheduled to begin production in the second half of 2003.

As stated in the Interim Report, the management believes and, we concur, that the “Zhonghua” brand sedan together with the approval for the proposal for the establishment of the joint venture with BMW enable Shenyang Automotive to capitalize on its expertise in the minibus sector and further expand into the growing sedan market.

3.	Intention of the Offerors and future prospects of the Group

The Group is currently engaged in the manufacturing and selling of minibuses and sedans in PRC through its 51%-owned subsidiary, Shenyang Automotive. The Group is also engaged in the manufacturing and selling of automotive components in the PRC.

Details of the intention of the Offerors are set out in the section headed “Intention of the Offerors following the Offer” in the letter from the Board.

4.	Liquidity of the Ordinary Shares and ADSs

The following tables show the monthly highest and lowest closing prices and average closing prices of the Ordinary Shares and ADSs, together with the average daily trading volume of the Ordinary Shares and ADSs from 17 June, 2002 to 17 December, 2002 (“Suspension Date”), being the last full Business Day prior to the suspension of trading in the Ordinary Shares

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

on the Stock Exchange and the ADSs on the New York Stock Exchange pending the release of the Announcement, (“Six-month Period”) and thereafter up to and including the Latest Practicable Date:

Table 2: Closing prices and trading volume of the Ordinary Shares on the Stock Exchange

					Average daily	Average daily
					trading volume as a	trading volume as a
	Average closing	Highest closing	Lowest	Average daily	percentage of	percentage of free
	price	price	closing price	trading volume	issued Shares (%)	float Shares (%)

	(HK$)	(HK$)	(HK$)	(Shares)	(Note 1)	(Note 2)
2002
July	1.13	1.26	1.03	36,603,095	1.00	1.75
August	1.12	1.19	1.02	13,244,630	0.36	0.63
September	1.11	1.20	1.05	9,402,610	0.26	0.45
October	0.99	1.11	0.85	8,207,826	0.22	0.39
November	0.98	1.04	0.92	11,115,361	0.30	0.53
December (Note 3)	1.29	1.45	1.09	22,908,478	0.62	1.10
2003
January (up to the Latest Practicable Date)	1.64	1.77	1.44	29,375,369	0.80	1.40

Source: Bloomberg L.P.

Notes:

1.	The calculation of this percentage is based on 3,666,052,900 Shares in issue on the Latest Practicable Date. There was no substantial change in the number of Shares in issue during the Six-month Period.

2.	The calculation of this percentage is based on 2,090,946,400 Shares in public hands as stated under the section “Shareholding structure” in the Letter from the Board.

3.	Trading of the Ordinary Shares on the Stock Exchange was suspended on 17 December, 2002, pending the release of the Announcement.

As illustrated in the table above, the daily average percentage of the issued Shares traded has fluctuated in a range between 0.22% in October 2002 to 1.00% in July 2002. Given that the average daily trading volume of the Ordinary Shares on the Stock Exchange for all of 2002 was 16,858,589 and there were 2,090,946,400 Shares in public hands, the aggregate number of Shares owned by the Independent Shareholders as at the Announcement Date represents approximately 124 times the daily average trading volume of Ordinary Shares for all the trading days in 2002.

Based on the above analysis, despite the Ordinary Shares are not considered to be illiquid by us, the Independent Board Committee should advise the Independent Shareholders who hold a substantial block of Ordinary Shares and who do not accept the Offer that there is no assurance that (i) the Ordinary Shares will continue to be liquid during or after the Offer period, and (ii) they may be able to sell such block of Ordinary Shares in the market in a short timeframe and at the existing price level on the Stock Exchange.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Table 3: Closing prices and trading volume of ADSs on the New York Stock Exchange

					Average daily	Average daily
					trading volume as a	trading volume as a
	Average closing	Highest closing	Lowest closing	Average daily	percentage of ADSs	percentage of free
	price	price	price	trading volume	in issue (%)	float ADSs (%)

	(US$)	(US$)	(US$)	(ADSs)	(Note 1)	(Note 2)
2002
July	14.59	17.00	12.55	13,040	0.63	0.63
August	14.18	14.90	13.35	7,078	0.34	0.34
September	13.97	14.87	13.05	6,200	0.30	0.30
October	12.33	13.80	10.65	8,795	0.43	0.43
November	12.61	13.87	11.90	7,479	0.36	0.36
December (Note 3)	16.76	18.65	13.89	13,348	0.65	0.65
2003
January (Note 4)	20.09	22.99	17.90	19,432	0.95	0.95

Source: Bloomberg L.P.

Notes:

1.	The calculation of this percentage is based on 2,054,060 ADSs in issue as at 19 December, 2002. There was no substantial change in the number of ADSs in issue during the six-month Period.

2.	The calculation of this percentage is based on 2,054,060 ADSs in issue as at 19 December, 2002.

3.	Trading of the ADSs on the New York Stock Exchange was suspended on 17 December, 2002 (E.S.T.), pending the release of the Announcement.

4.	Up to the latest practicable date for ADSs which is on 17 January, 2003 (“ADSs LPD”) since 20 January, 2003 is a public holiday in the US.

As illustrated in the table above, the daily average percentage of the issued ADSs traded has fluctuated in a range between 0.30% in September 2002 to 0.95% up to the ADSs LPD. Given that the average daily trading volume of the ADSs on the New York Stock Exchange for all of 2002 was 8,772 ADSs and there were 2,054,060 ADSs in issue, the aggregate amount of ADSs owned by the Independent Shareholders as at the Announcement Date represents approximately 234 times the daily average trading volume of ADSs for all the trading days in 2002.

As the ADSs are considered to be illiquid by us, the Independent Board Committee should advise the Independent Shareholders who hold a substantial block of ADSs and who do not accept the Offer that there is no assurance that (i) the liquidity of ADSs would improve during or after the Offer period; and (ii) they may be able to sell such block of ADSs in the market in a short timeframe and at the existing price level on the New York Stock Exchange.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

5.	Share price performance

As the Ordinary Shares and ADSs are listed on the Stock Exchange and New York Stock Exchange, respectively, their respective prices should, in principle, reflect the prevailing market assessment of their fair value which are discussed in the following sections (i) and (ii).

i.	Market price of the Ordinary Shares and ADSs

The following charts show historical daily closing prices and trading volumes of the Ordinary Shares and the ADSs, respectively for the period starting from 19 December, 2001, being one year prior to the Announcement Date, to the Latest Practicable Date and the ADSs LPD, on the Stock Exchange and the New York Stock Exchange, respectively:

Chart I:	Historical closing prices and trading volume of Ordinary Shares on the Stock Exchange

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Chart II:	Historical closing prices and trading volume of ADSs on the New York Stock Exchange

Source: Bloomberg L.P.

Notes:

1.	Daily volume is calculated as the aggregate of the volume transacted for the Ordinary Shares and ADSs on that day.

2.	Daily prices of the Ordinary Shares and ADSs price are, on market days when the Ordinary Shares and ADSs are traded, the last transacted price of the Ordinary Shares and ADSs on that day and, on market days when the Ordinary Shares and ADSs are not traded, the closing prices of the Ordinary Shares and ADSs from the last traded day.

The above share price charts show that both the Ordinary Shares and ADSs have traded at a premium to the Offer Price, during the period starting from 19 December, 2001 to the Latest Practicable Date and the ADSs LPD, respectively.

The Offer Price values the entire issued share capital of the Company (as at the Announcement Date) at HK$366,605,290 and values the Shares not already owned by the Offerors and parties acting in concert with them (if any) at HK$209,374,640 and the Employee Options at HK$178,280.

The Offer Price represents:

(a)	a discount of approximately 89.8% to the closing price of HK$0.98 per Ordinary Share on the Stock Exchange and a discount of approximately 89.86% to the closing price of US$12.65 per ADS on the New York Stock Exchange, on 13 November, 2002 (being the last Business Day prior to the commencement of the Offer);

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(b)	a discount of approximately 93.10% to the closing price of HK$1.45 per Ordinary Share on the Stock Exchange, and a discount of approximately 93.11% to the closing price of US$18.60 per ADS on the New York Stock Exchange, on 17 December, 2002 (being the last full Business Day prior to the suspension of trading of the Ordinary Shares on the Stock Exchange and the ADSs on the New York Stock Exchange prior to the publication of the Announcement);

(c)	a discount of approximately 91.73% to the average closing price on the Stock Exchange of approximately HK$1.2090 per Ordinary Share, and a discount of approximately 91.99% to the average closing price of US$16.007 per ADS on the New York Stock Exchange, for the 30 Business Days immediately prior to and including the Announcement Date;

(d)	a discount of approximately 90.82% to the average closing price on the Stock Exchange of approximately HK$1.0895 per Ordinary Share, and a discount of approximately 90.78% to the average closing price per ADS of US$13.912 on the New York Stock Exchange, for the 3 months ended on 17 December, 2002 (being the last full Business Day prior to suspension of trading of the Ordinary Shares on the Stock Exchange and the ADSs on the New York Stock Exchange prior to the publication of the Announcement);

(e)	a multiple of approximately 0.41 times the Group’s audited consolidated after-tax earnings of approximately HK$0.24 per Share (approximately US$0.031) for the year ended 31 December, 2001 (based on the weighted average number of Shares outstanding during the financial year ended 31 December, 2001 of 3,533,552,900 Shares); and

(f)	a discount of approximately 94.35% to the closing price of HK$1.77 per Ordinary Share on the Stock Exchange on the Latest Practicable Date, and a discount of approximately 94.10% to the closing price of US$21.70 per ADS on the New York Stock Exchange on the ADSs LPD.

Based on the trading statistics during the period shown above, we note that the Offer Price for the Ordinary Shares (including Shares represented by ADSs) is far below the average prices for any period immediately prior to the Announcement Date.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

ii.	Comparison to the Hang Seng Index

For illustration purposes only, the relative share price performance of the Ordinary Shares and ADSs against the benchmark Hang Seng Index (the “HSI”) for the period from 19 December, 2001, being one year prior to the date of the Announcement, to the Latest Practicable Date and the ADSs LPD, respectively, is set out below, which shows that the price of the Ordinary Shares and ADSs has outperformed the HSI, especially since November 2002. We have compared the HSI with the price of the Ordinary Shares and ADSs, as the HSI is the main indicator of share performance for listed stocks in Hong Kong, reflecting general trends of the market.

Chart III:	Price performance of the Ordinary Shares and ADSs on the Stock Exchange and the New York Stock Exchange, respectively, against performance of HSI

6.	Price earnings ratio (PER)

We have reviewed valuation benchmarks for two listed companies, Denway Motors Limited (“Denway Motors”) and Qingling Motors Company Limited (“Qingling Motors”) (the “Comparables”), whose businesses largely consist of automobile manufacturing in the PRC, which we consider to be broadly comparable to the Group’s business. The Comparables have been selected after taking into consideration, inter alia, their scope of business, which focuses largely on automobile manufacturing, their operating environment in the PRC and their market capitalization and listing status on the Stock Exchange. We are of the view that these two listed companies are the most comparable to the Group. Please note that the Comparables and the Group are subject to different accounting policies and standards as well as different local regulations and tax treatments. No adjustments have been made to account for these differences.

One of the most commonly used benchmarks for valuing companies is price-to-earnings ratio (“PER”). In the table below, the PERs for the Comparables range from 9.8x to 13.0x and are calculated by dividing the relevant share price as at the Latest Practicable Date by the

LETTER FROM THE INDEPENDENT FINANCIAL ADVISOR

relevant earnings per share for the year ended 31 December, 2001. The PER for the Ordinary Shares is calculated by dividing the Offer Price for the Ordinary Shares by the earnings per Ordinary Share for the year ended 31 December, 2001.

As shown in the table below, the PER of Ordinary Shares of 0.41 times based on the Offer Price for the Ordinary Shares and ADSs represents a discount of 96.39% to the average PER of the Comparables of 11.35 times. However, it should be noted that PER does not take into account differences in capital structures such as the Group’s net debt position relative to the Comparables.

	Share/	Market	Cash/
	Offer price	capitalization	(net debt)	PER (x)

	(HK$ millions)	(HK$ millions)	(HK$ millions)	(Note 1, 2, 3)
	(Note 1)		(Note 4)
Brilliance China Automotive — market price of Ordinary Shares	$1.77	$6,488.9	$(1,193.1)	7.39x
Brilliance China Automotive — market price of ADSs	$169.23	$6,204.0	$(1,193.1)	7.07x
Brilliance China Automotive — Offer Price for Ordinary Shares	$0.10	$366.6	$(1,193.1)	0.41x
Brilliance China Automotive — Offer Price for ADSs	$10.00	$366.6	$(1,193.1)	0.41x

Comparables
Denway Motors (Note 5)	$2.85	$9,577.7	$893.5	12.95x
Qingling Motors (Note 6)	$1.10	$2,730.5	$1,300.9	9.75x

Average				11.35x

Source: Annual and interim reports, Bloomberg L.P..

Notes:

Exchange rate: RMB/HK = 0.94; USD/HK = 7.7986.

All financial information are properly prepared in accordance with accounting principles generally accepted in Hong Kong and the disclosure requirements of the Hong Kong Companies Ordinance. All financial information is unaudited as of 30 June, 2002, unless otherwise noted.

While PER is a common method to value companies, it is affected by, inter alia, the level of free float, liquidity of the stocks, depth of research coverage on the Comparables, proportion of retail investors’ interest in the companies and general market sentiment at a given point in time.

1.	All share prices are as at the Latest Practicable Date except for ADSs, which is on the ADSs LPD.

2.	Audited numbers for the financial year ended 31 December, 2001.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

3.	PER for the Company and Comparables is calculated by dividing the share price as at the Latest Practicable Date or the ADSs LPD (as the case may be) by earnings per share for the financial year ended 31 December, 2001, unless otherwise noted.

4.	Net debt for the Company is defined as the sum of cash and cash equivalents, short-term bank deposits, pledged short-term deposits, notes receivable, notes receivable from affiliated companies less short-term bank loans and notes payable. All notes receivables are guaranteed by banks in the PRC and have maturities of between one to six months as stated in Group’s annual reports and Interim Report.

5.	According to Bloomberg L.P., Denway Motors, through its subsidiaries, manufactures, assembles, and trades motor vehicles, automotive equipment, and parts in the PRC. Denway Motors also manufactures and trades audio equipment in Hong Kong.

6.	According to Bloomberg L.P., Qingling Motors produces and sells Isuzu light duty trucks, pickup trucks, multi-purpose sport vehicles, heavy-duty trucks, other vehicles, and automobile parts and accessories.

7.	Net asset value

The Offer Price represents a discount of approximately 93.14% to the unaudited consolidated net asset value per Share of approximately HK$1.4571 per Share (approximately US$18.684 per ADS) as at 30 June, 2002, based on the last unaudited consolidated net asset value of RMB5,682,651,000 (approximately HK$5,341,691,940) and the total number of Shares in issue of 3,666,052,900 Shares as at 30 June, 2002.

A chart of the daily historical Price-to-Book ratio (“P/B”) for the Ordinary Shares and the ADSs for the period from 19 December, 2001, one year prior to the Announcement Date, to the Latest Practicable Date and the ADSs LPD, respectively, is set out below:

Chart IV:	Historical Price-to-book ratio for the Ordinary Shares and the ADSs

As shown in the above chart, the P/B ratio of the Ordinary Shares and ADSs have largely remained in a narrow band between 0.57 times and 1.23 times. As at the Latest Practicable Date and the ADSs LPD, the P/B ratio of the Ordinary Shares and ADSs amounted to 1.21 and 1.16 times respectively, significantly higher than the ratio of 0.07 times based on the Offer Price for the Ordinary Shares and ADSs.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

We set out below the share prices of the Ordinary Shares and ADSs as at the Latest Practicable Date and the ADSs LPD, respectively, and the Comparables as at the Latest Practicable Date:

	Share/Offer	Market	Net asset value	Price/book	Net asset value	Premium/(discount)
	price	capitalization	("NAV")	(x)	per Share	of closing price to NAV

	(HK$)	(HK$m)	(HK$m)	(Note 2)	(HK$)	(%)
	(Note 1)
Brilliance China Automotive — market price of Ordinary Shares	$1.77	$6,488.9	$5,341.7	1.21x	$1.4571	21.48%
Brilliance China Automotive — market price of ADSs	$169.23	$6,204.0	$5,341.7	1.16x	$1.4571	16.14%
Brilliance China Automotive — Offer Price for Ordinary Shares	$0.10	$366.6	$5,341.7	0.07x	$1.4571	(93.14)%
Brilliance China Automotive — Offer Price for ADSs	$10.00	$366.6	$5,341.7	0.07x	$1.4571	(93.14)%

Comparables
Denway Motors (Note 3)	$2.85	$9,577.7	$2,898.0	3.30x	$0.8626	230.49%
Qingling Motors (Note 4)	$1.10	$2,730.5	$6,268.0	0.44x	$2.5251	(56.44)%

Average				1.87x

Source: Annual and interim reports, Bloomberg L.P.

Notes:

Exchange rate: RMB/HK = 0.94; USD/HK = 7.7986

All financial information are properly prepared in accordance with accounting principles generally accepted in Hong Kong and the disclosure requirements of the Hong Kong Companies Ordinance. All financial information is unaudited as of 30 June, 2002, unless otherwise noted.

1.	All share prices are as at the Latest Practicable Date, except for ADSs, which is on the ADSs LPD unless otherwise noted.

2.	Price-to-book ratio for the Comparables is calculated as share price as at the Latest Practicable Date divided by the announced unaudited consolidated net asset value per share as 30 June, 2002.

Price-to-book for the Company’s Ordinary Shares and ADSs are calculated as the Offer Price for the Ordinary Shares and ADSs, respectively, divided by the unaudited consolidated net asset value per Share as at 30 June, 2002.

3.	According to Bloomberg L.P., Denway Motors, through its subsidiaries, manufactures, assembles, and trades motor vehicles, automotive equipment, and parts in the PRC. Denway Motors also manufactures and trades audio equipment in Hong Kong.

4.	According to Bloomberg L.P., Qingling Motors produces and sells Isuzu light duty trucks, pickup trucks, multi-purpose sport vehicles, heavy-duty trucks, other vehicles, and automobile parts and accessories.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

As shown above, the P/B ratio of the Ordinary Shares and ADSs based on the Offer Price for the Ordinary Shares and ADSs, both of 0.07 times represents a significant discount of approximately 96.26% to the average P/B ratio of the Comparables of 1.87 times and a discount to the P/B ratios of each of the Comparables. This indicates the valuation based on the Offer Price for the Ordinary Shares and ADSs is low when compared to the Comparables.

8.	Net debt position

Table 4: Selected balance sheet data and debt ratio

	(Unaudited)
	As of ended 30 June,		As of 31 December,
								1997 2001
(RMB in million)	2002	2001	2001	2000	1999	1998	1997	CAGR

								(Note 1)
BALANCE SHEET DATA
Total assets	12,693.4	12,036.9	11,676.8	10,537.1	7,021.1	3,452.7	2,400.2	48.5%
Current assets	6,985.6	7,518.9	6,127.1	6,076.7	4,782.3	2,148.9	1,682.3	38.1%
Current liabilities	6,527.1	6,487.5	5,741.7	6,177.7	3,568.6	1,479.2	710.1	68.6%
Shareholders’ equity	5,682.7	5,018.3	5,412.7	3,831.5	2,537.3	1,248.6	952.1	54.4%
SELECTED DEBT RATIO
Debt to equity ratio (Note 2)	1.15x	1.29x	1.06x	1.61x	1.41x	1.18x	0.75x

Source: Company annual and interim reports

Notes

1.	1997—2001 compounded annual growth rate (“CAGR”) is calculated by dividing the 2001 number by the 1997 number, then applying the power of one over the number of interval years (excluding the base year of 1997), minus one.

2.	As stated in the Company’s 2001 annual report, the debt-to-equity ratio is computed by dividing total liabilities by shareholders’ equity.

The Independent Shareholders should note that the Group has a net debt position (which is defined herein as cash and cash equivalents, short-term bank deposits, pledged short-term deposits, notes receivable, notes receivable from affiliated companies less short-term bank loans and notes payable) of RMB1,269.3 million as at 30 June, 2002. However, as of 31 December, 2001, the Group has recorded a decrease in debt-to-equity ratio to 1.06 from 1.61 for the financial year ended 31 December, 2000. The decrease of this ratio is primarily due to the repayments of bank loans during the year.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

9.	Dividend

The following sets out the profit attributable to shareholders, total dividends for the year, dividend per Ordinary Share, dividend payout ratio and the dividend yield of the Company for the five financial years ended 31 December, 2001:

	(Unaudited)
	Six months ended and as		(Audited)
	of 30 June,		For the year ended and as of 31 December,

	2002	2001	2001	2000	1999	1998	1997

Net profit attributable to shareholders (RMB in millions)	289.6	489.4	900.3	958.6	645.4	308.0	172.1
Total dividends for the stated period	15.5	15.5	37.0	27.6	12.3	11.5	11.5
(RMB in millions)						(Note 6)	(Note 6)
Dividends per share	0.4	0.4	0.9	0.8	0.6	0.6	0.6
(HK$ in cents)					(Note 3)	(Note 5)	(Note 5)
Dividend payout ratio	5.4%	3.2%	4.1%	2.9%	1.9%	3.7%	6.7%
(Note 1)						(Note 5)	(Note 6)
Dividend yield	0.3%	0.3%	0.6%	0.4%	N/A	N/A	N/A
(Note 2)					(Note 4)	(Note 4)	(Note 4)
Cash/(net debt) position	(1,269.3)	63.4	362.6	(1,299.4)	623.1	140.2	N/A
(RMB in millions)							(Note 4)

Source: Company’s annual reports

Notes:

1.	Total dividends for the year divided by net profit attributable to shareholders.

2.	Dividends per Ordinary Share divided by closing Share price as traded on the Stock Exchange prior to the first trading day of the applicable financial year.

3.	According to 1999 Company’s annual report and prospectus filed with the Stock Exchange.

4.	N/A denotes not available.

5.	According to the Company’s prospectus filed with the Stock Exchange in 1999, the Company has paid an annual dividend of US$0.08 per Share price since its initial public offering of ordinary Shares in 1992. 1 ADS = 100 Ordinary Shares.

6.	According to the Company’s prospectus filed with the Stock Exchange.

Both the dividend per Ordinary Share and the dividend yield during the two-year period ended 31 December, 2001 have been increasing. The dividend per Ordinary Share increased from HK0.8 cents for the financial year ended 31 December, 2000 to HK0.9 cents for the financial year ended 31 December, 2001. The dividend yield of the Company increased from 0.4% for the financial year ended 31 December, 2000 to 0.6% for the financial year ended 31 December, 2001.

We have not been provided with any profit and cash flow forecast of the Group and repayment schedules of its debts and liabilities in respect of future periods. Accordingly, Independent Shareholders should note that the Group has a net debt position of RMB1,269.3 million as at 30 June, 2002 and thus, despite the significant cash balance of RMB 1,771.6 million as at 30 June, 2002, there is no assurance that the Company will utilize the cash for payment of future dividend at a similar yield as that in the past.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

10.	Listing

The making of the Offer is conditional upon the Offerors having received acceptances of the Offer (and such acceptances not, where permitted, having been withdrawn), which together with the Ordinary Shares (including Ordinary Shares represented by ADSs) already owned or acquired by the Offerors before or during the Offer period, will result in the Offerors and parties acting in concert with them (if any) holding more than 50% of the voting rights of the Company.

It is the intention of the Offerors to maintain the listing of the Ordinary Shares on the Stock Exchange and (in the form of ADSs) on the New York Stock Exchange after the close of the Offer. The Offerors anticipate that the Company will continue to be subject to the reporting and other informational requirements of the Exchange Act.

The Offerors have undertaken to the Stock Exchange that appropriate steps will be taken as soon as possible following the close of the Offer to ensure that not less than 25% of the Ordinary Shares will be held in public hands so as to ensure compliance with Rule 8.08 of the Listing Rules. Details are stated under the section headed “Intention of the Offerors following the Offer” in the “Letter from the Board”.

The Independent Board Committee should advise the Independent Shareholders to note that, if the Offer is declared unconditional, this might lead to a decrease in the free float of the Shares in the case that the Independent Shareholders accept the Offer. This in turn could have a negative impact on liquidity of Ordinary Shares and ADSs, notwithstanding the undertaking of the Offerors to the Stock Exchange to ensure that not less than 25 percent of the Shares will be held in public hands, which might make it increasingly difficult for the Independent Shareholders who have not accepted the Offer to sell a significant block of Ordinary Shares in the market in a short timeframe without having a negative impact on the price of Ordinary Shares.

RECOMMENDATION

     Having considered the above principal factors and reasons, we draw your attention to the following key factors, which should be read in conjunction with and interpreted in the full context of this letter, in arriving at our conclusions:

1.	The background to the Offer as disclosed under the section headed “Introduction” in the “Letter from the Board”;

2.	The profitability of the Group for the six months ended 30 June, 2002 declined significantly from the same period last year. The profitability of the Group for the financial year ended 31 December, 2001 has also declined slightly as compared to the financial year ended 31 December, 2000 while it has improved substantially as compared to the financial year ended 31 December, 1999;

3.	The Ordinary Shares and the ADSs have traded above the Offer Price in the one-year period prior to the date of the Announcement;

4.	The Offer Price represents a discount of 93.10% and 93.11%, respectively, to the closing price of the Ordinary Shares and the ADSs on the last full Business Day immediately prior to the suspension of trading of Ordinary Shares on the Stock Exchange and the ADSs on the New York Stock Exchange prior to the publication of the Announcement. The Offer Price also represents a

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

discount of 91.73% and 91.99%, respectively, to the average closing price on the Stock Exchange of the Ordinary Shares and on the New York Stock Exchange for ADSs for the 30 trading days immediately prior to the Announcement Date. After the date of the Announcement, both the Ordinary Shares and the ADSs have consistently traded above the Offer Price up to and including the Latest Practicable Date and ADSs LPD, respectively;

5.	The Offer Price for the Ordinary Shares and ADSs represents a PER ratio of 0.41 times, which is at a discount of approximately 96.39% to the average PER ratio of the Comparables calculated based on the share price as of the Latest Practicable Date, which illustrates the low valuation of the Ordinary Shares and ADSs based on the Offer Price for the Ordinary Shares and ADSs vis-a-vis its Comparables;

6.	The Offer Price for the Ordinary Shares and ADSs represents a P/B ratio of 0.07 times, which represents a discount of approximately 96.26% to the average P/B ratio of the Comparables as at the Latest Practicable Date, which indicates that the valuation based on the Offer Price for the Ordinary Shares and ADSs is low as compared to the Comparables;

7.	We have not been provided with any profit and cash flow forecast of the Group and repayment schedules of its debts and liabilities in respect of future periods. Accordingly, the Independent Shareholders should note that the Group has a net debt position and thus despite the significant cash balance, there is no assurance that the Company will utilize the cash for payment of future dividends at a similar yield as that in the past.

     Based on the above factors, and as of the date of this letter, we consider that the Offer is not fair and reasonable so far as the Independent Shareholders are concerned and thus recommend the Independent Board Committee to advise the Independent Shareholders not to accept the Offer.

     Independent Shareholders who wish to liquidate their investments during the Offer period are advised to sell their Ordinary Shares and ADSs in the market if the price obtainable in the market (after deducting related expenses) is higher than the Offer Price for the Ordinary Shares and ADSs.

     Despite that the Ordinary Shares are not considered illiquid by us, the Independent Board Committee should advise Independent Shareholders who hold a substantial block of Ordinary Shares and who do not accept the Offer that there is no assurance that (i) the Ordinary Shares will continue to be liquid during or after the Offer period; and (ii) they may be able to sell such block of Ordinary Shares in the market in a short timeframe and at the existing price level on the Stock Exchange.

     Furthermore, as the ADS, is considered to be illiquid by us, the Independent Board Committee should advise the Independent Shareholders who hold a substantial block of ADSs and who do not accept the Offer that there is no assurance that (i) the liquidity of ADSs would improve during or after the Offer period; and (ii) they may be able to sell such block of ADSs in the market in a short timeframe and at the existing price level on the New York Stock Exchange.

OFFER TO EMPLOYEE OPTIONS HOLDERS

     The Employee Options were granted to certain Directors and other employees of the Company and such Employee Options are not transferable. As at the Latest Practicable Date, outstanding Employee Options granted by the Company were in respect of 17,828,000 Ordinary Shares, in aggregate. The exercise price of the Employee Options is HK$1.896 per Ordinary Share and the exercise period is ten years commencing from 2 June, 2001 to 1 June, 2011.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

     The table below sets out the exercise period and exercise price of the outstanding Employee Options as at the Latest Practicable Date:

		Premium of exercise	Premium of exercise
		price over the last	price over the last
		traded price on the	traded price on the
		Stock Exchange of	Stock Exchange of
		HK$1.45 per	HK$1.77 per
		Ordinary Share on	Ordinary Share on
		17 December,	the Latest	Number of Ordinary
Exercise period	Exercise price	2002	Practicable Date	Shares

(HK$)
2 June, 2001 to 1 June, 2011	1.896	30.76%	7.12%	17,828,000

     Based on the exercise price of the outstanding Employee Options of HK$1.896 per Ordinary Share, it represents a premium of 30.76% over the closing price of Ordinary Shares on the Stock Exchange of HK$1.45 per Ordinary Share on 17 December, 2002, being the last trading day immediately prior to the Announcement Date, and a premium of 7.12% respectively to the closing price of Ordinary Shares of HK$1.77 per Ordinary Share on the Latest Practicable Date.

     Having considered the following principal factors and reasons, we draw your attention to the following key factors, which should be read in conjunction with and interpreted in the full context of this letter, in arriving at our conclusions:

(1)	the exercise period is from 2 June, 2001 to 1 June, 2011 which is more than eight years from the date of this letter;

(2)	the Employee Options are not transferable; and

(3)	if the Employee Options holders sell all or part of the Employee Options, they may not be granted the same number of Employee Options which they originally held.

     We note that if the Offer becomes, or is declared, unconditional then, under the provisions of the Takeovers Code, the Offer must remain open for a further 14 days thereafter. We also note that under the terms of the share option scheme adopted on 18 September, 1999, if the Offer becomes, or is declared, unconditional, Employee Options holders are entitled to exercise their Employee Options at any time within 14 days after the date on which the Offer becomes, or is declared, unconditional.

     The exercise price for all Employee Options is HK$1.896 which implies 7.9 times PER for the financial year ended 31 December, 2001 and is 7.12% above the current market price of HK$1.77 as of 20 January, 2003. This PER is below the range of the PERs of the Comparables being 9.8x to 13.0x. Thus, it may not be impossible for the Ordinary Share price to rise above the exercise price of the Employee Options during the exercise period if, among other factors, the Group is able to maintain its future profitability and there is a re-rating of the Ordinary Shares by the investment community. However, the Independent Board Committee should note the risk that the possible rise in Ordinary Share price within the exercise period is subject to a number of internal and external factors and, thus, may or may not happen.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

     Therefore, we recommend the Independent Board Committee to advise the Employee Option holders who hold a short-term view and intend to realize the value of the Employee Options within the Offer period (i) to accept the Offer if the prevailing Ordinary Share price is below the exercise price of the Employee Options (out of the money) within the Offer period; (ii) not to accept the Offer if the prevailing Ordinary Share price is well above the exercise price of the Employee Options (in the money) within the Offer period but to convert the respective Employee Options into the Ordinary Shares and sell them in the open market if they want.

     On the other hand, we recommend the Independent Board Committee to advise the Employee Option holders who hold an optimistic long-term view about the Group’s future prospects and have no intention to realize the value of the Employee Options within the Offer period not to accept the Offer but to convert the respective Employee Options into Ordinary Shares at the appropriate time when the prevailing Ordinary Share price is well above the exercise price of the Employee Options (in the money) within the exercise period and sell them in the open market if they want.

     However, they should note the risk that there is a lead time between the date that the Employee Options are converted into Ordinary Shares (“Conversion Date”) and the date the relevant Ordinary Shares are issued (“Issue Date”) and thus the Ordinary Share price at the Issue Date may be different from that at the Conversion Date on which they could sell the relevant Ordinary Shares.

Yours faithfully,
for and on behalf of
SBI E2-CAPITAL (HK) LIMITED

Warren Cheung Executive Director and Head of Corporate Finance	John Tran Director

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

1.	SUMMARY OF FINANCIAL INFORMATION

     The following is a summary of the audited consolidated profit and loss accounts of the Group under HKGAAP for the three years ended 31 December, 2001 and the unaudited consolidated profit and loss accounts of the Group under HKGAAP for the six months ended 30 June, 2002 as extracted from the annual report of the Company (in respect of the audited accounts) and the Interim Report (in respect of the unaudited results):

	(unaudited)
	Six months	(audited)
	Ended	Year ended 31 December,
	30 June,
	2002	2001	2000	1999

	RMB'000	RMB'000	RMB'000	RMB'000
Turnover	2,886,027	6,218,436	6,306,430	4,351,169

Profit before tax	336,889	1,229,680	1,549,480	1,008,465
Tax	(47,264)	(121,655)	(322,534)	(72,227)

Profit after tax	289,625	1,108,025	1,226,946	936,238
Minority interests	(72)	(207,756)	(268,317)	(290,813)

Net profit for the period/year attributable to shareholders	289,553	900,269	958,629	645,425

Dividend	15,544	36,999	27,591	12,255

	HK$	HK$	HK$	HK$

Dividend per Share
Interim	0.004	0.004	0.003	N/A
Final	N/A	0.005	0.005	0.0021

Basic earnings per Share	0.0790	0.2548	0.3042	0.2394
Diluted earnings per Share	N/A	N/A	0.2953	N/A

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

2.	AUDITED CONSOLIDATED ACCOUNTS

     Set out below are the audited consolidated profit and loss accounts for the two years ended 31 December, 2001, the audited consolidated balance sheets as at 31 December, 2000 and as at 31 December, 2001 and the audited consolidated cash flow statements for the two years ended 31 December, 2001 together with the relevant notes, including the principal accounting policies, as extracted from the annual report of the Company for the year 2001:

Consolidated Income Statement

	Note(s)	2001	2000

			(Note 34)
Turnover	4, 9a	6,218,436	6,306,430
Cost of sales	9a	(4,307,988)	(4,436,155)

Gross profit		1,910,448	1,870,275
Other revenue	4	38,863	8,917
Selling expenses	9a	(275,872)	(364,871)
General and administrative expenses	9f	(382,059)	(210,786)
Other expenses		(35,405)	(20,149)

Profit from operations		1,255,975	1,283,386
Interest income	4, 5, 9f	106,285	106,351
Interest expense	6	(178,028)	(96,280)
Share of profits or losses of associated companies	19	45,448	74,423
Other income	4	—	181,600

Profit before taxation	7	1,229,680	1,549,480
Income tax expense	10	(121,655)	(322,534)

Profit after taxation but before minority interests		1,108,025	1,226,946
Minority interests		(207,756)	(268,317)

Net profit attributable to shareholders	12	900,269	958,629

Dividends	13	36,999	27,591

Earnings per share — Basic	14	RMB 0.2548	RMB 0.3042
— Diluted	14	N/A	RMB 0.2953

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

Consolidated Balance Sheet

		Consolidated		Company

	Note(s)	2001	2000	2001	2000

			(Note 34)		(Note 34)
FIXED ASSETS, NET	9f, 15, 25	2,375,875	646,951	1,847	1,286
INTANGIBLE ASSET	16	681,100	681,100	—	—
CONSTRUCTION-IN-PROGRESS	17	713,219	1,831,596	—	—
INVESTMENTS IN SUBSIDIARIES	18	—	—	3,931,999	2,907,981
INVESTMENTS IN ASSOCIATED COMPANIES	19	1,319,598	1,068,723	—	—
GOODWILL, NET	20	414,464	229,397	—	—
OTHER LONG-TERM ASSETS		645	2,621	—	—
LONG-TERM ADVANCES TO AN AFFILIATED COMPANY	9g	44,804	—	—	—
CURRENT ASSETS:
Cash and cash equivalents		1,220,226	1,338,038	33,108	45,395
Short-term bank deposits		—	492,355	—	—
Pledged short-term bank deposits	26	1,925,805	905,528	—	—
Notes receivable	22	235,167	129,578	—	—
Notes receivable from affiliated companies	9c	686,869	449,679	—	—
Accounts receivable, net	21	24,107	27,037	—	—
Amounts due from affiliated companies, net	9b	596,937	101,763	—	—
Other receivables	23	172,703	998,279	—	—
Prepayments and other current assets	9d	339,949	230,021	2,145	309
Inventories, net	24	626,969	795,631	—	—
Dividends receivable		—	—	63,086	33,709
Advances to affiliated companies	9g	298,386	608,807	117,905	215,947

Total current assets		6,127,118	6,076,716	216,244	295,360

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

		Consolidated		Company

	Note(s)	2001	2000	2001	2000

			(Note 34)		(Note 34)
CURRENT LIABILITIES:
Short-term bank loans	25	405,500	1,047,229	—	—
Notes payable	26	3,300,000	3,567,318	—	—
Accounts payable	27	666,216	472,068	—	—
Amounts due to affiliated companies	9e	492,079	429,606	—	—
Customer advances		83,559	37,773	—	—
Other payables		385,661	349,522	5,272	4,948
Dividends payable to joint venture partners		46,452	1,747	—	—
Accrued expenses and other current liabilities		73,730	65,630	4,909	5,128
Taxes payable		234,268	154,489	203	203
Advances from affiliated companies	9h	54,276	52,311	—	2,511

Total current liabilities		5,741,741	6,177,693	10,384	12,790

Net current assets (liabilities)		385,377	(100,977)	205,860	282,570

MINORITY INTERESTS		522,379	527,937	—	—
Net assets		5,412,703	3,831,474	4,139,706	3,191,837

Represented by:
Share capital	28, 29	303,194	276,891	303,194	276,891
Share premium	29	2,033,916	1,343,953	2,033,916	1,343,953
Reserves	29	3,055,988	2,192,718	1,782,991	1,553,081
Proposed dividend	29	19,605	17,912	19,605	17,912

Shareholders’ equity		5,412,703	3,831,474	4,139,706	3,191,837

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

Consolidated Cash Flow Statement

	Note	2001	2000

			(Note 34)
Net cash inflow from operating activities	30a	1,694,104	3,367,933

Returns on investments and servicing of finance
Interest received		77,207	116,029
Interest paid		(227,192)	(175,398)
Dividends from an associated company		—	42,434
Dividends paid to joint venture partners		(169,630)	(28,692)
Dividends paid		(35,306)	(21,690)

Net cash outflow from returns on investments and servicing of finance		(354,921)	(67,317)

Taxation
PRC enterprise income tax paid		(183,845)	(369,373)

Investing activities
Payments for fixed assets and construction-in-progress		(733,356)	(936,279)
Decrease (Increase) in short-term bank deposits		492,355	(174,966)
Proceeds from disposals of fixed assets		25,085	179
Acquisition of a subsidiary, net of cash acquired	30b	6,805	—
Payments for other long-term assets		—	(1,194)
Increase in investments in associated companies		(480,000)	(16,635)
Decrease (Increase) in advances to associated companies		269,170	(241,299)
Decrease (Increase) in advances to affiliated companies		90,566	(1,054,528)

Net cash outflow from investing activities		(329,375)	(2,424,722)

Net cash inflow before financing		825,963	506,521

Financing	30c
Increase in advances from affiliated companies		1,965	28,909
Increase in pledged short-term bank deposits		(1,020,277)	(371,027)
Proceeds from issuance of common stock		716,266	345,190
Decrease in short-term bank loans		(641,729)	(543,631)

Net cash outflow from financing		(943,775)	(540,559)

Decrease in cash and cash equivalents		(117,812)	(34,038)
Cash and cash equivalents, beginning of year		1,338,038	1,372,076

Cash and cash equivalents, end of year		1,220,226	1,338,038

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

Notes to the Accounts

1.	ORGANIZATION AND OPERATIONS

     Brilliance China Automotive Holdings Limited (the “Company”) was incorporated in Bermuda on 9 June, 1992 with limited liability. The Company’s ADSs and shares are traded on The New York Stock Exchange Inc. and The Stock Exchange of Hong Kong Limited respectively. The Company is an investment holding company. The principal activities of the Company’s subsidiaries (together with the Company referred to as the “Group”) are the manufacturing and selling of minibuses and automotive components in the People’s Republic of China (the “PRC”).

2.	PRINCIPAL ACCOUNTING POLICIES

     The financial statements of the Company and the Group have been prepared in accordance with Statements of Standard Accounting Practice issued by the Hong Kong Society of Accountants, and the accounting principles generally accepted in Hong Kong, the disclosure requirements of the Hong Kong Companies Ordinance and the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (“SEHK”). Principal accounting policies are summarized below:

a.	Basis of measurement

The financial statements are prepared under the historical cost basis.

b.	Adoption of Statements of Standard Accounting Practice

In the current year, the Group has adopted, for the first time, the following Statements of Standard Accounting Practice (“SSAPs”) issued by the Hong Kong Society of Accountants:

SSAP 9 (revised)	Events after the balance sheet date
SSAP 14 (revised)	Leases
SSAP 26	Segmental reporting
SSAP 28	Provisions, contingent liabilities and contingent assets
SSAP 29	Intangible assets
SSAP 30	Business combinations
SSAP 31	Impairment of assets
SSAP 32	Consolidated financial statements and accounting for investments in subsidiaries

In addition to the adoption of the above standards, the Group has adopted the consequential changes made to SSAP 10 “Accounting for investments in associates”, SSAP 17 “Property, plant and equipment” and SSAP 18 “Revenue”.

The effects on the financial statements of the Group and the Company from the adoption of the above accounting standards are tabulated below:

	The Group and the Company

	2001		2000

		Opening		Opening
	Profit from	balance of	Profit from	balance of
	operations	net assets	operations	net assets

	RMB'000	RMB'000	RMB'000	RMB'000
SSAP 9 (revised)	—	17,912	—	6,497

SSAP 9 (revised) prescribes when an enterprise should adjust its financial statements for events after the balance sheet date and the disclosures that an enterprise should give about the date when the financial statements were authorized for issue and about events after the balance sheet date. In particular, if dividends to holders of equity instruments are proposed or declared after the balance sheet date, an enterprise should not recognize those dividends as a liability at the balance sheet date. This change in accounting policy has been applied retrospectively.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

SSAP 26 establishes principles for reporting financial information by segments to help users of the financial statements to better understand an enterprise and make more informed judgements about an enterprise as a whole. This change in accounting policy has been applied retrospectively. No business or geographical segmentation analysis is provided as less than 10% of the consolidated profit from operations of the Group are attributed to business segments other than manufacturing and sales of minibuses, or markets outside the PRC.

The 2000 comparative figures presented herein have incorporated the effect of adjustments resulting from the adoption of the new accounting standards above.

Other than those disclosed in the respective notes to the financial statements, the Company considers that the adoption of or the consequential changes made to the above SSAPs do not have a material impact on the financial statements of the Group and the Company.

c.	Basis of consolidation

The consolidated financial statements of the Group include the financial statements of the Company and the enterprises that it controls. This control is normally evidenced when the Group has the power to govern the financial and operating policies of an enterprise so as to benefit from its activities. The results of subsidiaries acquired or disposed of during the year are consolidated from or to their effective dates of acquisition or disposal. The equity and net income attributable to minority shareholders’ interests are shown separately in the Group’s balance sheet and income statement, respectively.

Intragroup balances and transactions and resulting unrealized profits are eliminated in full. Unrealized losses resulting from intragroup transactions are eliminated unless the cost cannot be recovered. Consolidated financial statements are prepared using uniform accounting policies for like transactions and other events under similar circumstances.

In the Company’s financial statements, investments in subsidiaries are carried at cost less accumulated impairment losses, if any. The results of the subsidiaries are included in the income statement of the Company to the extent of dividends received and receivable.

d.	Turnover

Turnover represents the invoiced value of goods, net of consumption tax, discounts and returns.

e.	Revenue recognition

Provided it is probable that the economic benefits associated with a transaction will flow to the Group and the revenue and costs, if applicable, can be measured reliably, turnover is recognized on the following bases:

(i)	Sale of goods

Sale of goods is recognized when the significant risks and rewards of ownership of goods have been transferred to the customers.

(ii)	Interest income

Interest income is recognized on a time proportion basis on the principal outstanding and at the rates applicable.

(iii)	Dividend income

Dividend income is recognized when the right to receive payment is established.

(iv)	Subsidy income

Subsidy income is recognized when the right to receive subsidy is established.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

f.	Deferred taxation

Deferred taxation is provided under the liability method in respect of timing differences between profit as computed for taxation purposes and profit as stated in the financial statements to the extent that it is probable that a liability or an asset will crystallize.

g.	Foreign currency transactions

The Company and its subsidiaries maintain their books and records in their respective reporting currencies. The functional currency of the Company and its subsidiaries is Chinese Renminbi (“RMB”). Transactions in other currencies are translated into RMB at the unified exchange rates quoted by the People’s Bank of China prevailing at the time of the transactions. Monetary assets and liabilities denominated in other currencies at the balance sheet date are translated at the applicable unified exchange rates prevailing at that date. All exchange differences are recognized in the income statement in the year in which they arise.

Cumulative translation adjustments under shareholders’ equity represent exchange differences arising from the Company’s change in functional currency in previous years.

h.	Borrowing costs

Borrowing costs include interest charges and other costs incurred in connection with the borrowing of funds, including amortization of discounts or premiums relating to borrowings, amortization of ancillary costs incurred in connection with arranging borrowings and exchange differences arising from foreign currency borrowings to the extent that they are regarded as an adjustment to interest costs.

Interest charges are expenses as incurred, except when they are directly attributable to the acquisition, construction or production of a specific asset that necessarily takes a substantial period of time to prepare for its intended use in which case they are capitalized as part of the cost of that asset. Capitalization of borrowing costs commences when expenditures for the asset and borrowing costs are being incurred and the activities to prepare the asset for its intended use are in progress. Borrowing costs are capitalized at the weighted average cost of the related borrowings (which includes the actual borrowing costs incurred on that borrowing less any investment income earned on the temporary investment of funds pending their expenditure) until the asset is ready for its intended use. If the resulting carrying amount of the asset exceeds its recoverable amount, an impairment loss is recorded.

Other borrowing costs are considered immaterial and are recognized as an expense in the year incurred.

i.	Provisions

A provision is recognized when an enterprise has a present obligation (legal or constructive) as a result of a past event and it is probable (i.e. more likely than not) that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. Provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate. Where the effect of the time value of money is material, the amount of a provision is the present value of the expenditures expected to be required to settle the obligation.

Minibuses are sold with an eighteen-month or 30,000 kilometers first-to-occur limited warranty. During the warranty period, the Group pays service stations for parts and labor covered by the warranty, thereafter, customers must pay for all parts and labor.

The costs of the warranty obligation are accrued at the time the sales are recognized, based on the estimated costs of fulfilling the total obligations, including handling and transportation costs. The assumptions used to estimate warranty expenses are reevaluated periodically in light of actual experience.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

j.	Employee benefits

Pursuant to PRC laws and regulations, contributions to the basic old age insurance and other benefits for the Group’s PRC staff are made monthly to a government agency based on percentages, ranging from 43.8% to 50.4% of the standard salary set by the provincial government. Part of such contributions, ranging from 29.8% to 34.4% is borne by the Group and the remainder is borne by the staff. The government agency is responsible for the pension liabilities relating to such staff on their retirement. The Group accounts for these contributions on an accrual basis.

k.	Cash and cash equivalents and short-term bank deposits

Cash represents cash on hand and deposits with banks and other financial institutions which are repayable on demand. Cash equivalents represent short-term, highly liquid investments which are readily convertible into known amounts of cash with original maturity of three months or less that are subject to an insignificant risk of change in value.

Bank deposits with maturity between three and twelve months are classified as short-term deposits.

l.	Trade and other receivables

Trade and other receivables are stated at their cost, after provision for doubtful debts.

m.	Inventories

Inventories are carried at the lower of cost and net realizable value.

Cost is calculated on the moving-average basis and comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

When inventories are sold, the carrying amount of those inventories is recognized as an expense in the period in which the related revenue is recognized. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realizable value, is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs.

n.	Fixed assets and depreciation

Fixed assets are stated at cost less accumulated depreciation and accumulated impairment losses, if any. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditure incurred after the fixed assets have been put into operation, such as repairs and maintenance and overhaul costs, is normally charged to the income statement in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the fixed assets beyond its originally assessed standard of performance, the expenditure is capitalized as an additional cost of the fixed asset.

Depreciation is calculated on a straight-line basis, at annual rates estimated to write off the cost less 10% residual value of each asset over its expected useful life. The annual rates are as follows:

Buildings	5%
Machinery and equipment (excluding special tools and moulds)	10%
Furniture, fixtures and office equipment	20%
Motor vehicles	20%

The costs of special tools and moulds included in machinery and equipment are amortized over their estimated productive periods.

Land use rights are amortized on a straight-line basis over the term of the lease.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

The useful lives of assets and the depreciation method are reviewed periodically.

When assets are sold or retired, their cost and accumulated depreciation and amortization are eliminated from the accounts and any gain or loss resulting from their disposals is included in the income statement.

o.	Construction-in-progress

Construction-in-progress represents factories and office buildings under construction and machinery pending installation and is stated at cost less accumulated impairment losses, if any. Cost includes cost of construction, machinery and equity and other direct costs plus borrowing costs which include interest charges arising from borrowings used to finance these projects during the construction period, to the extent these are regarded as an adjustment to interest costs.

Construction-in-progress is not depreciated until such time as the assets are completed and ready for their intended use.

p.	Intangible assets

Intangible assets are measured initially at cost. An intangible asset is recognized if it is probable that the future economic benefits that are attributable to the asset will flow to the enterprise, and the cost of the asset can be measured reliably.

Internally generated intangible assets are charged against income in the period incurred except for development costs which comply with the following criteria:

•	the product or process is clearly defined and the costs are separately identified and measured reliably;

•	the technical feasibility of the product or process is demonstrated;

•	the product or process will be sold or used in-house;

•	a potential market exists for the product or process or its usefulness in the case of internal use is demonstrated; and

•	adequate technical, financial and other resources required for completion of the product or process are available.

Subsequent expenditure on an intangible asset after its purchase or its completion is recognized as an expense when it is incurred unless it is probable that expenditure will enable the asset to generate future economic benefits in excess of its originally assessed standard of performance and can be measured and attributed to the asset reliably in which case it will be added to the cost of the intangible asset.

After initial recognition, intangible assets are measured at cost less accumulated amortization and any accumulated impairment losses.

Intangible assets are amortized on a straight-line basis over their estimated useful lives. The amortization period and the amortization method are reviewed annually at each financial year end.

q.	Investments in associated companies

Investments in associated companies where significant influence is exercised by the Group are accounted for using the equity method in the consolidated financial statements, whereby the investment is initially recorded at cost and adjusted thereafter to recognize the Group’s share of the post-acquisition profits or losses of the associated companies, distributions received from the associated companies and other necessary alterations in the Group’s proportionate interest in the associated companies arising from changes in the equity of the associated companies that have not been included in the income statement and less accumulated impairment losses, if any. The Group’s share of post-acquisition results of associated companies is included in the consolidated income statement.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

r.	Interests in joint ventures

The Group’s investments in joint ventures in the PRC are in the form of sino-foreign equity joint ventures. For Sino-foreign equity joint ventures, the partners’ profit-sharing ratios and share of net assets upon the expiration of the joint venture are in proportion to their equity contribution ratios.

Interests in jointly controlled joint ventures are accounted for using the equity method in the consolidated financial statements, whereby the interest is initially recorded at cost and adjusted thereafter to recognize the Group’s share of the post-acquisition profits and losses of the jointly controlled joint ventures, distributions received from the jointly controlled joint ventures and other necessary alterations in the Group’s proportionate interest in the jointly controlled joint ventures arising from changes in the equity of the jointly controlled joint ventures that have not been included in the income statement and less accumulated impairment losses, if any. The Group’s share of post-acquisition results of jointly controlled joint ventures is included in the consolidated income statement.

In the Company’s financial statements, the Company’s interests in jointly controlled joint ventures are included under long-term investments and are stated at cost less accumulated impairment losses, if any. The results of jointly controlled joint ventures are accounted for by the Company to the extent of dividends received and receivable.

Investments made by means of a joint venture structure is accounted for as a subsidiary when the Group can control the board of directors or is in a position to exercise control over the financial and operating policies of the joint venture. A joint venture, not being accounted for as a subsidiary, in which the Group can exercise significant influence over its management is accounted for as an associated company.

s.	Goodwill

The excess of the cost of an acquisition over the Group’s and the Company’s interest in the fair value of the net identifiable assets and liabilities acquired as at the date of the acquisition is recorded as goodwill and recognized as an asset in the balance sheet. With respect to investments in associated companies and interests in joint ventures accounted for under the equity method of accounting, goodwill is included in the carrying amount of the investments. Goodwill is carried at cost less accumulated amortization and accumulated impairment losses, if any. Goodwill is amortized on a straight-line basis over the expected future economic life, being the shorter of 40 years or the remaining life of the respective joint ventures.

Pursuant to SSAP 30, there is a rebuttable presumption that the useful life of goodwill will not exceed twenty years from initial recognition. The Company’s directors considered the automotive industry in the PRC is subject to stringent control and regulations and the barrier to new entry is significant. It is expected that a significant amount of revenue will be generated by the investee companies. Consequently, in the opinion of the directors, goodwill should be amortized over the shorter of 40 years or the remaining life of the respective joint ventures from their initial recognition. The directors estimate the recoverable amount of goodwill at least at each financial year end.

t.	Operating leases

Leases of assets under which substantially all the risks and rewards of ownership are retained by the lessor are classified as operating leases. Lease payments under an operating lease are recognized as an expense on a straight-line basis over the lease term.

u.	Impairment of assets

Fixed assets, contruction-in-progress, intangible assets, goodwill, investments in associated companies and subsidiaries are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Whenever the carrying amount of an asset exceeds its recoverable amount, an impairment loss is recognized in the income statement for these assets. The recoverable amount is the higher of an asset’s net selling price and value in use. The net selling price is the amount obtainable from the sale of the asset in an arm’s length transaction while value in use is the present value of estimated future cash flows expected to arise from the continuing use of the asset and from its disposal at the end of its useful life. Recoverable amounts are estimated for individual assets or, if it is not possible, for the cash-generating unit.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

A reversal of impairment losses recognised in prior years is recorded when the impairment losses recognized for the asset no longer exist or has decreased. The reversal is recorded in income statement.

v.	Contingencies

Contingent liabilities are not recognized in the financial statements. They are disclosed unless the possibility of an outflow of resources embodying economic benefits is remote.

A contingent asset is not recognized in the financial statements but disclosed when an inflow of economic benefits is probable.

w.	Subsequent events

Post-year-end events that provide additional information about a company’s position at the balance sheet date or those that indicate the going concern assumption is not appropriate, adjusting events, are reflected in the financial statements. Post-year-end events that are not adjusting events are disclosed in the notes when material.

x.	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in Hong Kong requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

3.	SEGMENT INFORMATION

     No business or geographical segmentation analysis is provided as less than 10% of the consolidated turnover and less than 10% of the consolidated profit from operations of the Group are attributed to business segments other than manufacturing and sales of minibuses, or markets outside the PRC.

4.	REVENUE

	2001	2000

	RMB'000	RMB'000
Turnover:
Sales of minibuses	5,974,426	5,861,996
Sales of automotive components	244,010	444,434

	6,218,436	6,306,430
Other revenue	38,863	8,917
Other income (subsidy income)	—	181,600
Interest income	106,285	106,351

Total revenue	6,363,584	6,603,298

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

5.	INTEREST INCOME

	2001	2000

	RMB'000	RMB'000

Interest income from
— Bank deposits	69,746	56,679
— Affiliated companies (Note 9f)	39,639	56,964
— An associated company (Note 9f)	—	2,386
— Others (Note 23)	1,350	—

	110,735	116,029
Less: Interest income capitalized in construction-in-progress (Note 17)	(4,450)	(9,678)

	106,285	106,351

6.	INTEREST EXPENSE

	2001	2000

	RMB'000	RMB'000

Interest expense on
— Borrowings wholly repayable within five years	227,192	175,398
Less: Interest expense capitalized in construction-in-progress (Note 17)	(49,164)	(79,118)

	178,028	96,280

7.	PROFIT BEFORE TAXATION

     Profit before taxation has been arrived at after charging and crediting the following:

	2001	2000

	RMB'000	RMB'000
Charging:
Amortization of other long-term assets	—	850
Depreciation of fixed assets	111,922	106,683
Loss on disposals of fixed assets	4,539	271
Amortization of goodwill included in
— General and administrative expenses	6,200	6,355
— Share of profits or losses of associated companies	11,313	3,398
Provision for inventory obsolescence	3,000	5,000
Provision for impairment losses on tools and moulds	30,950	—
Staff costs (excluding directors’ emoluments)	169,794	170,485
Cost of inventories sold (including depreciation and amortization)	4,307,988	4,436,155
Provision for doubtful debts	1,352	227
Auditors’ remuneration	2,300	2,325
Exchange loss, net	11,608	5,413
Research and development costs included in general and administrative expenses	26,825	7,623
Training expenses included in general and administrative expenses	23,981	17,652
Provision for warranty	36,982	14,042
Operating lease rentals	2,540	3,788
Crediting:
Provision for doubtful debts written back	19,147	—

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

8.	DIRECTORS’ AND SENIOR EXECUTIVES’ EMOLUMENTS

a.	Directors’ emoluments

Details of directors’ emoluments pursuant to Section 161 of the Hong Kong Companies Ordinance are set out below:

	2001	2000

	RMB'000	RMB'000
Executive directors:
Fees	—	—
Other emoluments
— Basic salaries, allowances and benefits in kind	18,630	12,989
— Performance related bonuses	—	—
— Contributions to pension scheme	—	—
— Compensation paid for loss of office	—	—

	18,630	12,989
Independent non-executive directors:
Fees	—	—

	18,630	12,989

In addition to the directors’ emoluments disclosed above, certain directors of the Company were granted options under the Share Option Scheme of the Company to acquire 19,952,000 shares of the Company at HK$1.896 per ordinary share during the year. These options are exercisable from 2 June, 2001 to 1 June, 2011. During the year, none of the share options was exercised.

The emoluments of the directors (including executive and non-executive directors) analyzed by the number of directors and emolument ranges are as set out below. The emoluments represent the amount paid to or receivable by the directors of the Company in the respective financial year and exclude the benefits derived or to be derived from the share options granted under the Share Option Scheme.

	2001	2000

Up to RMB1,000,000	3	3
RMB1,000,001 -- RMB1,500,000	1	1
RMB1,500,001 -- RMB2,000,000	4	3
RMB5,000,001 -- RMB5,500,000	—	1
RMB7,000,001 -- RMB8,500,000	1	—

	9	8

No directors waived their emoluments during the year (2000: Nil).

b.	Details of emoluments paid to the five highest paid individuals (including directors and other employees) are as follows:

	2001	2000

	RMB'000	RMB'000
Basic salaries, allowances and benefits in kind	17,388	12,989
Contributions to pension scheme	—	—
Number of directors	5	5
Number of employees	—	—

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

The five highest paid employees of the Group for the year ended 31 December, 2001 were also directors of the Company whose emoluments are shown above.

During the year, no emoluments were paid to the five highest paid individuals as inducement to join or upon joining the Group or as compensation for loss of office (2000: Nil).

Certain officers of the Company are participants in the Executive Bonus Plan (the “Plan”). The Plan provides that up to 5% of the Company’s net income be set aside each year for distribution among Plan participants based upon performance as determined by the Company’s Board of Directors. The allocation of bonuses among participants is determined at the discretion of the President of the Company. For the year ended 31 December, 2001, no bonus was allocated (2000: Nil).

9.	RELATED PARTY TRANSACTIONS

An affiliated company is a company in which one or more of the directors or substantial shareholders of the Company have direct or indirect beneficial interest in the company or are in a position to exercise significant influence over the company. Parties are also considered to be affiliated if they are subject to common control or common significant influence.

Save as disclosed elsewhere in the financial statements, significant transactions with affiliated parties (these affiliated companies and the Company have certain directors in common and/or other relationships as specified) are detailed as follows:

a.	Particulars of significant transactions between the companies comprising the Group and affiliated companies in the ordinary course of business during the year are summarized below:

	2001	2000

	RMB'000	RMB'000
		(Note 34)
Sales to Shenyang Brilliance Automotive Company Limited (formerly known as JinBei Automotive Company Limited) (“JinBei”) and its affiliated companies	14,923	3,527
Purchases from JinBei and its affiliated companies	317,046	25,319
Sales to Shanghai Brilliance Group Co., Ltd. (“Shanghai Brilliance”) and its affiliated companies	907,232	4,821,322
Purchases from Shanghai Brilliance and its affiliated companies	164,323	153,933
Sales to other affiliated companies of Brilliance Holdings Limited	59,816	644,167
Purchases from other affiliated companies of Brilliance Holdings Limited	274,379	406,020
Sales to Shanghai Yuantong Automobile Sales and Service Company Limited (“Shanghai Yuantong”)	2,622,002	83,509
Advertising expenses reimbursed by Shanghai Yuantong	64,070	—
Sales to associated companies	61,683	98,546
Purchases from associated companies	635,373	715,610
Purchases from affiliated companies of the joint venture partner in Ningbo Yuming Machinery Industrial Co., Ltd. (“Ningbo Yuming”)	33,524	33,237
Sales to a joint venture partner in Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co., Ltd. (“Shenyang Aerospace”)	—	1,710
Sales to affiliated companies of the joint venture partner in Mianyang Xinchen	—	15,136

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

The sales and purchases transactions above were carried out after negotiations between the Group and the affiliated companies in the ordinary course of business and on the basis of estimated market value as determined by the directors.

b.	As of 31 December, 2001, amounts due from affiliated companies arising from trading activities consisted of the following:

	2001	2000

	RMB'000	RMB'000
		(Note 34)
Due from Shanghai Yuantong(i)	439,411	7,761
Due from Shanghai Brilliance and its affiliated companies	31,874	15,828
Due from other affiliated companies of Brilliance Holdings Limited(ii)	61,125	88,123
Due from affiliated companies of JinBei	35,071	—
Due from affiliated companies of the joint venture partner in Ningbo Yuming	18,281	280
Due from an associated company	11,175	—
Due from affiliated companies of the joint venture partner in Shenyang Xinguang Brilliance Automotive Engine Co., Ltd. (“Xinguang Brilliance”)	—	2,001

	596,937	113,993
Provision for doubtful debts	—	(12,230)

	596,937	101,763

(i)	The amount due from Shanghai Yuantong during the year bears interest at a rate of 5.4% per annum. The balance of approximately RMB439 million (2000: Nil) as of year end represents commercial notes issued by Shanghai Yuantong in settlement of the outstanding receivable.

(ii)	Included in the amounts due from affiliated companies of Brilliance Holdings Limited is approximately RMB56 million (2000: Nil) guaranteed by a shareholder of an affiliated company. As of 31 December, 2000, approximately RMB86.6 million was guaranteed by the joint venture partner in Mianyang Xinchen.

Save as disclosed above, the amounts due from affiliated companies are unsecured and non-interest bearing.

Credit is offered to affiliated companies following financial assessment and an established payment record. These affiliated companies are generally required to settle 25% to 33% of the previous month’s ending balances. The aging analysis of amounts due from affiliated companies is as follows:

	2001	2000

	RMB'000	RMB'000
		(Note 34)
Less than six months	530,051	27,388
Between six months to one year	—	86,605
Between one to two years	66,886	—

	596,937	113,993

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

c.	As of 31 December, 2001 the notes receivable from affiliated companies arising from trading activities consisted of the following:

	2001	2000

	RMB'000	RMB'000
		(Note 34)
Notes receivable from Shanghai Brilliance	536,859	345,196
Notes receivable from Shanghai Yuantong	144,935	75,806
Notes receivable from other affiliated companies of Brilliance Holdings Limited	3,075	16,427
Notes receivable from an associated company	2,000	—
Notes receivable from an affiliated company of the joint venture partner in Ningbo Yuming	—	12,250

	686,869	449,679

All the notes receivable from affiliated companies are guaranteed by banks in the PRC and have maturities of between one to six months.

d.	As of 31 December, 2001 included in prepayments and other current assets are approximately RMB168 million (2000: Nil) of prepayments for purchases of raw materials made to an affiliated company of Brilliance Holdings Limited.

e.	As of 31 December, 2001, amounts due to affiliated companies arising from trading activities consisted of the following:

	2001	2000

	RMB'000	RMB'000
		(Note 34)
Due to associated companies	169,589	238,329
Due to Shanghai Brilliance and its affiliated companies	173,636	71,118
Due to JinBei and its affiliated companies	107,095	14,468
Due to other affiliated companies of Brilliance Holdings Limited	32,340	102,107
Due to affiliated companies of the joint venture partner of Ningbo Yuming	6,287	3,584
Due to affiliated companies of the joint venture partner in Xinguang Brilliance	3,132	—

	492,079	429,606

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

The amounts due to affiliated companies are unsecured and non-interest bearing. Amounts due to affiliated companies are generally settled on a monthly basis at 25% to 33% of the previous month’s ending balance. The aging analysis of amounts due to affiliated companies is as follows:

	2001	2000

	RMB'000	RMB'000
Less than six months	469,034	429,606
Between six months to one year	11,461	—
Between one to two years	11,584	—

	492,079	429,606

f.	Particulars of other significant transactions between companies comprising the Group and affiliated companies during the year are summarized below:

	2001	2000

	RMB'000	RMB'000
		(Note 34)
Purchases of fixed and other assets from affiliated companies of Brilliance Holdings Limited	41,984	24,498
Purchases of moulds from an affiliated company of Shanghai Brilliance	35,750	—
Purchase of an intangible asset from an affiliated company of Brilliance Holdings Limited	—	681,100
Acquisition of Key Choices Group Limited (“Key Choices”) from Brilliance Holdings Limited	278,213	—
Acquisition of Xinguang Brilliance from Brilliance Holdings Limited	—	388,000
Sales of fixed assets to an affiliated company of Brilliance Holdings Limited	5,558	—
Sales of fixed assets to an associated company	18,425	—
Management and consultancy fees charged by Brilliance Holdings Limited	12,405	5,796
Interest income from Brilliance Holdings Limited and affiliated companies	23,709	56,964
Interest income from Shanghai Yuantong	15,930	—
Interest income from an associated company	—	2,386

Pursuant to a trademark license agreement, JinBei granted Shenyang JinBei Passenger Vehicle Manufacturing Company Limited (“Shenyang Automotive”) the right to use the JinBei trademark on its products and marketing materials indefinitely at no cost.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

g.	As of 31 December, 2001, the advances to affiliated companies consisted of:

	2001	2000

	RMB'000	RMB'000
Advances to Brilliance Holdings Limited and its affiliated companies:
Interest bearing at 5.5% (2000: 5.5% to 7.2%) per annum (i)	40,000	200,068
Non-interest bearing	256,223	407,639
Advances to JinBei and its affiliated companies:
Non-interest bearing (2000: non-interest bearing)	2,163	1,100

	298,386	608,807

Long-term advances to an affiliated company of Brilliance Holdings Limited
Interest bearing at 5.5% (ii)	39,111	—
Non-interest bearing (ii)	5,693	—

	44,804	—

(i)	As of 31 December, 2000, advances to Brilliance Holdings Limited and its affiliated companies of approximately RMB128.2 million were guaranteed by the joint venture partner in Mianyang Xinchen.

(ii)	The long-term advances to an affiliated company of Brilliance Holdings Limited is wholly repayable in year 2003.

Save as disclosed above, the advances to affiliated companies are unsecured and have no fixed repayment dates.

h.	As of 31 December, 2001, the advances from affiliated companies consisted of:

	2001	2000

	RMB'000	RMB'000
		(Note 34)
Advances from Brilliance Holdings Limited and its affiliated companies	54,276	52,311

The advances from affiliated companies are unsecured, non-interest bearing and have no fixed repayment dates.

10.	INCOME TAX EXPENSE

Hong Kong profits tax has been provided at the rate of 16% (2000: 16%) on the estimated assessable profits in Hong Kong for the year ended 31 December, 2001. Overseas taxation has been calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the jurisdictions in which companies within the Group operate.

The amount of taxation charged to the consolidated income statement represents:

	2001	2000

	RMB'000	RMB'000
The Company and its subsidiaries:
Current taxation:
Hong Kong profits tax	—	1,611
PRC enterprise income tax	116,250	314,726

	116,250	316,337
Associated companies:
Current taxation:
PRC enterprise income tax	5,405	6,197

	121,655	322,534

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

There was no significant unprovided deferred taxation.

Income Tax

The Company was incorporated under the laws of Bermuda and has received an undertaking from the Ministry of Finance in Bermuda pursuant to the provisions of the Exempted Undertakings Tax Protection Act, 1966, which exempts the Company and its shareholders, other than shareholders ordinarily residing in Bermuda, from any Bermuda taxes computed on profit, income or any capital asset gain or appreciation, or any tax in the nature of estate duty or inheritance tax, at least until the year 2016.

The Company also provides for Hong Kong profits tax at rate of 16% based on estimated assessable profit arising in Hong Kong.

The subsidiaries are subject to state and local income taxes within the PRC at their respective tax rates, based on the taxable income reported in their statutory financial statements in accordance with the relevant state and local income tax laws applicable.

Shenyang Automotive is subject to state and local income taxes within the PRC at standard rates of 15% and 3% respectively in accordance with enterprise income tax laws applicable to sino-foreign equity joint venture enterprises.

Ningbo Yuming Machinery Industrial Co., Ltd. (“Ningbo Yuming”) is subject to state and local income taxes within the PRC at standard rates of 15% and 3% respectively in accordance with enterprise income tax laws applicable to foreign-invested enterprises. Pursuant to the relevant income tax laws in the PRC, Ningbo Yuming is fully exempted from state enterprise income tax for two years starting from the year ended 31 December, 1997, followed by a 50% reduction of enterprise income tax for the next three years thereafter. In addition, Ningbo Yuming is also fully exempted from local enterprise income tax for the five-year period. As a result, the effective tax rate for Ningbo Yuming was 7.5% for the year ended 31 December, 2001 (2000: 7.5%).

Shenyang XingYuanDong Automobile Component Co., Ltd. (“Xing Yuan Dong”) is subject to state and local income taxes within the PRC at standard rates of 30% and 3% respectively in accordance with enterprise income tax laws. During 1999, Xing Yuan Dong received official designation by the local tax authorities as a “New and Technologically-Advanced Enterprise”. In the current year Xing Yuan Dong is further designated by the local tax authority as a foreign-invested enterprise engaged in manufacturing activities. As a result, the effective enterprise income tax rate for Xing Yuan Dong was 7.5% for the year ended 31 December, 2001 (2000: 33%).

Shenyang Brilliance Dongxing Automotive Component Co., Ltd. (“Dongxing Automotive”) is subject to state and local income taxes within the PRC at standard rates of 15% and 0% respectively in accordance with enterprise income tax laws applicable to “New and Technologically-Advanced Enterprises”. In addition, Dongxing Automotive also received official designation by the local tax authority as a foreign-invested enterprise engaged in manufacturing activities. Pursuant to the relevant income tax laws in the PRC, Dongxing Automotive is exempted from state enterprise income tax for two years starting from the first profitable year followed by a 50% reduction of enterprise income tax for the next three years. Dongxing Automotive is also exempted from local enterprise income tax for the five years. As a result the effective tax rate for Dongxing Automotive was 7.5% for the year ended 31 December, 2001 (2000: 0%).

Mianyang Brilliance Ruian Automotive Components Co., Ltd. (“Mianyang Ruian”) is subject to state and local income taxes within the PRC at standard rates of 30% and 3% respectively in accordance with enterprise income tax laws. During the year, Mianyang Ruian received official designation by the local tax authority as a foreign-invested enterprise engaged in manufacturing activities. Pursuant to the relevant income tax laws in the PRC the Mianyang Ruian is exempted from state and local enterprise income taxes for two years starting from the first profitable year followed by a 50% reduction of enterprise income tax for the next three years. As a result, Mianyang Ruian was exempted from income tax for the year ended 31 December, 2001 (2000: 33%).

Other subsidiaries in the PRC are subject to state and local income taxes within the PRC at standard rates of 30% and 3% respectively, based on the taxable income reported in their statutory financial statements in accordance with the relevant state and local income tax laws applicable to foreign-invested enterprises.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

Value Added Tax (“VAT”) and Consumption Tax

The general VAT rate applicable to Shenyang Automotive and the Company’s other subsidiaries in the PRC is 17%. Shenyang Automotive is also subject to consumption tax at standard rates of 3% to 5%.

11.	DISTRIBUTION OF PROFIT

     As stipulated by the relevant laws and regulations for foreign-invested enterprises in the PRC, the Company’s subsidiaries are required to maintain discretionary dedicated capital, which includes a general reserve fund, an enterprise expansion fund and a staff welfare and incentive bonus fund. The dedicated capital is to be appropriated from statutory net income as stipulated by statute or by the Board of Directors and recorded as a component of shareholders’ equity. Under generally accepted accounting principles in Hong Kong (“HK GAAP”), the appropriation for the staff welfare and incentive bonus fund is charged to income and any unutilized balance is included in current liabilities. As of 31 December, 2001, unutilized appropriations to the staff welfare and incentive bonus fund amounted to RMB14.7 million (2000: RMB15.4 million). In 2001, appropriations of approximately RMB66.2 million (2000: Nil) to the general reserve fund were made by subsidiaries of the Company. No appropriation to the enterprise expansion fund was made by the subsidiaries (2000: Nil).

     Distributions received from the Company’s subsidiaries are denominated in U.S. Dollars and are translated at the prevailing unified exchange rate in the PRC. Total accumulated distributable profits of these subsidiaries as of 31 December, 2001 amounted to approximately RMB1,313.6 million (2000: RMB880.2 million). The distributable profits of subsidiaries are different from the amounts reported under HK GAAP.

12.	PROFIT ATTRIBUTABLE TO SHAREHOLDERS

     The consolidated profit attributable to shareholders includes a profit of approximately RMB266.9 million (2000: RMB921.0 million) which has been dealt with in the financial statements of the Company.

13.	DIVIDENDS

	2001	2000

	RMB'000	RMB'000
Additional dividends proposed for additional ordinary shares issued (Note 28(a)(iv))	1,850	—
Dividends declared or proposed for the year
— Interim, paid of HK$0.004 per share (2000: HK$0.003)	15,544	9,679
— Final, proposed of HK$0.005 per share (2000: HK$0.005)	19,605	17,912

	36,999	27,591

     Dividends amounting to RMB19.6 million (2000: RMB17.9 million) above are proposed after the balance sheet date but before the financial statements approval date and are not recognized as a liability as at the balance sheet date.

14.	EARNINGS PER SHARE

     The calculation of basic earnings per share is based on the net profit attributable to shareholders of RMB900,269,000 (2000: RMB958,629,000), divided by the weighted average number of shares outstanding during the year as shown in the table below.

     No diluted earnings per share has been presented as the effect of the assumed conversion of the potential ordinary shares outstanding is anti-dilutive. Diluted earnings per share for year 2000 is computed by dividing net profit attributable to shareholders of RMB958,629,000 by the weighted average number of ordinary shares outstanding during the year adjusted for the effect of all dilutive potential ordinary shares from exercise of share options.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

     A reconciliation of the number of ordinary shares for calculation of basic and diluted earnings per share is as follows:

	2001	2000
Weighted average number of ordinary shares used in calculation of basic earnings per share	3,533,552,900	3,151,418,000
Deemed issue of ordinary shares for no consideration	—	94,563,803

Weighted average number of ordinary shares used in calculation of diluted earnings per share	3,533,552,900	3,245,981,803

15.	FIXED ASSETS, NET

a.	Movements in fixed assets of the Group are as follows:

	2001

				Furniture,
			Machinery	fixtures
	Land use		and	and office	Motor
	rights	Buildings	equipment	equipment	vehicles	Total

	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Cost
Beginning of year	20,170	306,052	791,032	66,822	51,545	1,235,621
Effect of acquisition of a subsidiary	—	813	2,755	146	137	3,851
Additions	—	2,113	74,451	18,501	20,643	115,708
Transfer from construction-in-progress	—	316,541	1,451,013	15,326	280	1,783,160
Disposals	—	(736)	(71,859)	(4,724)	(4,705)	(82,024)

End of year	20,170	624,783	2,247,392	96,071	67,900	3,056,316

Accumulated depreciation and impairment losses
Beginning of year	8,290	66,212	438,606	52,855	22,707	588,670
Effect of acquisition of a subsidiary	—	204	909	114	72	1,299
Provision for the year	1,080	25,169	69,320	8,011	8,342	111,922
Provision for impairment losses	—	—	30,950	—	—	30,950
Written-back on disposals	—	(641)	(44,677)	(4,106)	(2,976)	(52,400)

End of year	9,370	90,944	495,108	56,874	28,145	680,441

Net book value
End of year	10,800	533,839	1,752,284	39,197	39,755	2,375,875

Beginning of year	11,880	239,840	352,426	13,967	28,838	646,951

All the land use rights of the Group are related to land located in the PRC where no individual land ownership rights exists. Buildings of the Group are also located in the PRC.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

b.	Movements in fixed assets of the Company are as follows:

2001
Motor vehicles

RMB'000
Cost
Beginning of year	2,637
Additions	1,235
Disposals	(4)

End of year	3,868

Accumulated depreciation
Beginning of year	1,351
Provision for the year	670

End of year	2,021

Net book value
End of year	1,847

Beginning of year	1,286

16.	INTANGIBLE ASSET

	2001	2000

	RMB'000	RMB'000
Cost
Beginning of year	681,100	—
Additions	—	681,100

End of year	681,100	681,100

Accumulated amortization
Beginning of year	—	—
Amortization for the year	—	—

End of year	—	—

Net book value
End of year	681,100	681,100

Beginning of year	681,100	—

     On 15 July, 1999, Shenyang Automotive entered into an agreement with China Automotive Company Ltd. (“CAC”), an affiliated company of Brilliance Holdings Limited, pursuant to which Shenyang Automotive has the option, exercisable until 30 June, 2001, to acquire all of CAC’s rights and interests in a certain project at market price to be determined by Shenyang Automotive and CAC. The project involves the design, engineering and prototype construction work for a multi-purpose vehicle and a sedan. On 28 December, 2000, Shenyang Automotive exercised the above-mentioned option and acquired all of CAC’s rights, titles and interests in certain design and engineering agreements and technical assistance agreement relating to the

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

project, at a total consideration of RMB681.1 million. The consideration was determined by mutual agreement between Shenyang Automotive and CAC with reference to the actual costs and expenses incurred by CAC. No amortization has been provided as the intangible asset has not been put into use.

     The directors are of the opinion that the underlying value of the intangible asset is not less than the carrying value as of 31 December, 2001.

17.	CONSTRUCTION-IN-PROGRESS

	2001	2000

	RMB'000	RMB'000
Beginning of year	1,831,596	973,268
Additions	664,783	885,228

	2,496,379	1,858,496
Transfer to fixed assets	(1,783,160)	(26,900)

End of year	713,219	1,831,596

     The average capitalization rate used to determine the amount of borrowing costs eligible for capitalization is 4.91% (2000: 6.58%) less return on temporary investment of the borrowings calculated at a rate of 2.11% (2000: 3.02%).

18.	INVESTMENTS IN SUBSIDIARIES

     As of 31 December, 2001, investments in subsidiaries comprised the following:

	2001	2000

	RMB'000	RMB'000
Unlisted shares, at cost	2,062,134	1,756,772
Amounts due from subsidiaries:
Interest bearing	1,200,110	590,954
Non-interest bearing	669,755	560,255

	3,931,999	2,907,981

     In December 2001, the Company entered into an agreement with Brilliance Holdings Limited for the acquisition of the entire issued share capital of Key Choices Group Limited (“Key Choices”) at a consideration of approximately RMB278 million. Key Choices is an investment holding company and its principal assets are the 100% equity interest in the registered capital of Dongxing Automotive and 90% equity interest in the registered capital of Shenyang Xingchen Automotive Seats Co., Ltd. (“Xingchen Automotive Seats”). Dongxing Automotive is a foreign-invested enterprise established in the PRC whose principal products are automotive components for the use in passenger vehicles. Xingchen Automotive Seats is a Sino-foreign equity joint venture established in the PRC in December 2001 and principally engaged in the manufacturing of automotive seats.

     The amounts due from subsidiaries are unsecured and the interest bearing balances carry interest at rates of 5.5% to 9% (2000: 9%) per annum. In the opinion of the Company’s directors, the amounts due from subsidiaries will not be repayable in the next twelve months from the balance sheet date and accordingly, the amounts have been classified as non-current assets.

     The directors are of the opinion that the underlying value of the subsidiaries is not less than the carrying value as of 31 December, 2001.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

     Details of the Company’s principal subsidiaries are as follows:

				Percentage of equity
		Registered		interest/voting right
	Place of	capital/issued		attributable to the Company
	establishment/	and fully
Name	incorporation	paid capital	Legal structure	Directly	Indirectly	Principal activities

Shenyang JinBei Passenger Vehicle Manufacturing Company Limited	Shenyang, the PRC	US$171,160,000	Equity joint venture	51%	—	Minibus manufacturing, assembly and sales

Ningbo Yuming Machinery Industrial Co., Ltd.	Ningbo, the PRC	US$2,500,000	Equity joint venture	—	51%	Manufacturing and sales of automotive components

Shenyang XingYuanDong Automobile Component Co., Ltd.	Shenyang, the PRC	US$29,000,000	Wholly foreign owned enterprise	100%	—	Manufacturing and trading of automotive components

Shenyang Jianhua Motors Engine Co., Ltd.	Shenyang, the PRC	RMB155,032,500	Equity joint venture	—	100%	Manufacturing and trading of automotive components

Ningbo Brilliance Ruixing Auto Components Co., Ltd.	Ningbo, the PRC	US$4,030,142	Wholly foreign owned enterprise	100%	—	Manufacturing and trading of automotive components

Mianyang Brilliance Ruian Automotive Components Co., Ltd.	Mianyang, the PRC	US$750,000	Wholly foreign owned enterprise	100%	—	Manufacturing and trading of automotive components

Shenyang Brilliance Dongxing Automotive Component Co., Ltd.	Shenyang, the PRC	RMB12,000,000	Wholly foreign owned enterprise	—	100%	Manufacturing and trading of automotive components

Shenyang Xingchen Automotive Seats Co., Ltd.	Shenyang, the PRC	RMB10,000,000	Equity joint venture	—	90%	Manufacturing and trading of automotive components

China Brilliance Automotive Components Group Limited	Bermuda	US$120,000	Company with limited liabilities	100%	—	Investment holding

Southern State Investment Limited	British Virgin Islands	US$1	Company with limited liabilities	100%	—	Investment holding

Beston Asia Investment Limited	British Virgin Islands	US$1	Company with limited liabilities	100%	—	Investment holding

Pure Shine Limited	British Virgin Islands	US$1	Company with limited liabilities	100%	—	Investment holding

Key Choices Group Limited	British Virgin Islands	US$50,000	Company with limited liabilities	100%	—	Investment holding

     None of the subsidiaries had any loan capital outstanding as of 31 December, 2001.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

19.	INVESTMENTS IN ASSOCIATED COMPANIES

     Details of investments in associated companies are as follows:

	2001	2000

	RMB'000	RMB'000
		(Note 34)
Share of net assets other than goodwill	885,618	354,260
Goodwill
— Cost	452,665	452,665
— Accumulated amortization	(18,685)	(7,372)

	1,319,598	799,553
Loan to an associated company	—	269,170

	1,319,598	1,068,723

     In December 2001, Xing Yuan Dong entered into an agreement with two affiliated companies to establish China Zhengtong Investment Holdings Co., Ltd. (“Zhengtong”). Pursuant to the agreement, Xing Yuan Dong contributed cash amounting to RMB480 million to acquire a 47.06% equity interest in Zhengtong. Zhengtong’s principal activity is investment holding.

     In December 2000, the Company entered into an agreement with Brilliance Holdings Limited for the acquisition of the entire issued share capital of China Brilliance Automotive Components Group Limited (“Automotive Components”) at a consideration of RMB388 million. Automotive Components is an investment holding company incorporated in Bermuda. The principal assets of Automotive Components is a 50% interest in the registered capital of Xinguang Brilliance, a sino-foreign equity joint venture established in the PRC whose principal products are gasoline engines for the use in passenger vehicles and light duty trucks.

     The directors are of the opinion that the underlying value of the associated companies is not less than the carrying value as of 31 December, 2001.

     Details of the Group’s principal associated companies are as follows:

	Place of	Registered		Percentage of equity
	establishment/	capital/issued and		interest/voting
Name of company	incorporation	paid up capital	Legal structure	right held indirectly	Principal activities

Mianyang Xinchen Engine Co., Ltd.	Mianyang, the PRC	US$8,600,000	Equity joint venture	50%	Manufacturing and sales of automotive engines

Compass Pacific Holdings Limited	Bermuda	HK$1,629,510,000	Company with limited liabilities	12.89%	Investment holding

Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co., Ltd.	Shenyang, the PRC	RMB738,250,000	Equity joint venture	12.77%	Manufacturing and sales of automotive engines

Shenyang Xinguang Brilliance Automotive Engine Co., Ltd.	Shenyang, the PRC	RMB60,000,000	Equity joint venture	50%	Manufacturing and sales of automotive engines

China Zhengtong Investment Holdings Co., Ltd.	Shenyang, the PRC	RMB1,020,000,000	Equity joint venture	47.06%	Investment holding

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

     Unaudited combined financial information of the associated companies for the year ended 31 December, 2001 is summarized as follows:

	2001	2000

	RMB'000	RMB'000
Balance sheet
Current assets	2,288,293	1,306,505
Long-term assets	1,344,050	1,527,258

	3,632,343	2,833,763
Current liabilities	(572,000)	(586,920)
Long-term liabilities	(824,336)	(866,960)

Net assets	2,236,007	1,379,883

Income statement
Turnover	1,732,108	1,847,422

Net profit	70,678	209,468

20.	GOODWILL

	2001	2000

	RMB'000	RMB'000
Cost
Beginning of year	248,316	248,316
Additions	191,267	—

End of year	439,583	248,316

Accumulated amortization
Beginning of year	18,919	12,564
Provision for the year	6,200	6,355

End of year	25,119	18,919

Net book value
End of year	414,464	229,397

Beginning of year	229,397	235,752

     The directors are of the opinion that the underlying value of the goodwill is not less than the carrying value as of 31 December, 2001.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

21.	ACCOUNTS RECEIVABLE

     An aging analysis of accounts receivable is set out below:

	2001	2000

	RMB'000	RMB'000
		(Note 34)
Less than six months	19,757	9,532
Between six months to one year	1,896	7,516
Between one to two years	2,823	17,071
Above two years	52,690	51,542

	77,166	85,661
Less: Provision for doubtful debts	(53,059)	(58,624)

	24,107	27,037

     Credit is offered to customers following financial assessment and an established payment record. Security in the form of guarantees or bank notes is obtained from major customers. Credit limits are set for all customers and may be exceeded only with the approval of senior company officers. Customers considered to be of high credit risk are traded on a cash basis. Designated staff monitor accounts receivable and follow up collection with the customers. General credit terms are between 30 days to 90 days.

22.	NOTES RECEIVABLE

     Notes receivable are primarily notes received from customers for settlement of trade receivable balances. As of 31 December, 2001, all notes receivable are guaranteed by established banks in the PRC and have maturities of between one to six months.

23.	OTHER RECEIVABLES

	2001	2000

	RMB'000	RMB'000
Advances to third parties	23,350	709,977
Subsidies receivable	81,950	227,950
Others	67,403	60,352

	172,703	998,279

     The advances to third parties are guaranteed by JinBei, have no fixed repayment dates and bear interest at 6.1% (2000: Nil) per annum.

24.	INVENTORIES

	2001	2000

	RMB'000	RMB'000
Raw materials	319,173	296,260
Work-in-progress	46,783	115,411
Finished goods	273,417	399,522

	639,373	811,193
Less: Provision for inventory obsolescence	(12,404)	(15,562)

	626,969	795,631

     Included in finished goods are inventories of approximately RMB5.3 million (2000: RMB4.0 million) that are stated at net realizable value.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

25.	SHORT-TERM BANK LOANS

	2001	2000

	RMB'000	RMB'000
Secured	200,000	428,077
Unsecured	205,500	619,152

	405,500	1,047,229

     As of 31 December, 2001, the short-term bank loans were

	2001	2000

	RMB'000	RMB'000
Secured by:
Property, plant and equipment of Shenyang Automotive with net book value of	—	421,880
Guaranteed by:
An associated company	—	143,808
The Company	200,000	—

26.	NOTES PAYABLE

	2001	2000

	RMB'000	RMB'000
Bank notes	3,300,000	3,217,318
Commercial notes	—	350,000

	3,300,000	3,567,318

     As of 31 December, 2001, the notes payable were pledged by short-term bank deposits of approximately RMB1,925.8 million (2000: RMB905.5 million).

27.	ACCOUNTS PAYABLE

     An aging analysis of accounts payable is set out below:

	2001	2000

	RMB'000	RMB'000
Aged less than six months	666,216	472,068

28.	SHARE CAPITAL AND SHARE OPTIONS

	2001			2000

	Number			Number
	of Shares	Amount		of Shares	Amount

	'000	'000		'000	'000
Authorized:
Ordinary shares of US$0.01 each	5,000,000	US$	50,000	5,000,000	US$	50,000

Issued and fully paid:
Ordinary shares of US$0.01 each	3,666,053	RMB	303,194	3,348,053	RMB	276,891

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

a.	Share Capital

(i)	By a resolution passed on 31 March, 2000, the authorized ordinary share capital was increased from US$10,000,000 to US$50,000,000 by the creation of 4,000,000,000 ordinary shares of US$0.01 each.

(ii)	On 14 April, 2000, as a result of a bonus issue of nineteen shares for every existing shares at then, the outstanding share capital was increased to RMB251.7 million by the capitalization of RMB239.4 million of share premium in full settlement of 2,891,508,255 ordinary shares of US$0.01 each on the basis of nineteen new ordinary shares for every then-existing shares. These shares rank pari passu with the existing shares.

(iii)	On 14 April, 2000, the Company’s shares traded on The New York Stock Exchange Inc. were converted to ADSs at a ratio of 100 shares to 1 ADS.

(iv)	On May 25, 2001, arrangements were made for a private placement to professional and institutional investors of 318,000,000 ordinary shares of US$0.01 each at a price of HK$2.20 per share by Zhuhai Brilliance Holdings Company Limited (“Zhuhai Brilliance”) and Mr. Yang Rong, Chairman of the Company. The price of HK$2.20 per share represents a discount of approximately 12% to the closing market price of the Company’s shares of HK$2.50 per share as quoted on SEHK on May 24, 2001. On the same date, the Company entered into a subscription agreement with Zhuhai Brilliance and Mr. Yang Rong for the subscription of 318,000,000 new ordinary shares of US$0.01 each at a price of HK$2.20 per share. All the shares which were issued during the year rank pari passu with the then existing shares in all respects.

b.	Share Options

On 18 September, 1999, the Company approved a share option scheme under which the directors may, at their discretion, at any time during the ten years from the date of approval of the scheme, invite employees of any member company of the Group, including executive directors, to take up share options of the Company. The maximum number of shares on which options may be granted may not exceed 10% of the issued share capital of the Company excluding any shares issued on the exercise of options from time to time. The exercise price in relation to each option offer shall be determined by the directors at their absolute discretion, but in any event shall not be less than the greater of (i) 80% of the average of the official closing price of the shares on SEHK for the five trading days immediately preceding the relevant offer date or (ii) the nominal value of the shares. The directors may determine and adjust the period within which the relevant grantee may exercise his or her option and the proportion of the options to be exercised in each period, so long as the period within which the option must be exercised is not more than ten years from the date of grant of the option.

During the year, share options were granted to certain directors and employees of the Company, entitling them to subscribe for a total of 31,800,000 (2000: 304,360,000) ordinary shares of the Company at HK$1.896 (2000: HK$1.059) per ordinary share. The options granted during the year are exercisable from 2 June, 2001 to 1 June, 2011.

A summary of the movements of share options granted under the scheme during the year and balance outstanding as of 31 December, 2001 is as follows:

Exercise price per share	HK$1.896
Number of share options
Beginning of year	—
Granted during the year	31,800,000
Exercised during the year	—
Cancelled/lapsed during the year	—

Outstanding as of year end	31,800,000

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

29.	EQUITY AND RESERVES

a.	Consolidated

	Ordinary shares	Share premium	Cumulative translation adjustments	Dedicated capital	Retained earnings	Total	Proposed dividend

	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Balance as of 1 January, 2000	12,332	1,263,322	39,179	5,191	1,217,310	2,537,334	6,497
Bonus issue of 19 shares for 1 share on 14 April, 2000 (Note 28(a)(ii))	239,370	(239,370)	—	—	—	—	—
Exercise of employee stock options (Note 28(b))	25,189	320,001	—	—	—	345,190	—
Dividends declared during the year	—	—	—	—	(9,679)	(9,679)	9,679
Profit for the year	—	—	—	—	958,629	958,629	—
Dividends paid during the year	—	—	—	—	—	—	(16,176)
Dividends proposed subsequent to year end	—	—	—	—	(17,912)	(17,912)	17,912

Balance as of 31 December, 2000	276,891	1,343,953	39,179	5,191	2,148,348	3,813,562	17,912
Issue of ordinary shares (Note 28(a)(iv))	26,303	689,963	—	—	—	716,266	—
Additional dividends proposed for additional ordinary shares issued (Note 13)	—	—	—	—	(1,850)	(1,850)	1,850
Dividends declared during the year	—	—	—	—	(15,544)	(15,544)	15,544
Profit for the year	—	—	—	—	900,269	900,269	—
Transfer to dedicated capital	—	—	—	66,165	(66,165)	—	—
Dividends paid during the year	—	—	—	—	—	—	(35,306)
Dividends proposed subsequent to year end	—	—	—	—	(19,605)	(19,605)	19,605

Balance as of 31 December, 2001	303,194	2,033,916	39,179	71,356	2,945,453	5,393,098	19,605

Retained by:
The Company and subsidiaries	303,194	2,033,916	39,179	71,356	2,889,645	5,337,290
Associated companies	—	—	—	—	55,808	55,808

	303,194	2,033,916	39,179	71,356	2,945,453	5,393,098

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

b.	Company

			Cumulative
	Ordinary	Share	translation	Retained		Proposed
	shares	premium	adjustments	earnings	Total	dividend

	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Balance as of 1 January, 2000	12,332	1,263,322	39,179	620,521	1,935,354	6,497
Bonus issue of 19 shares for 1 share on 14 April, 2000 (Note 28(a)(ii))	239,370	(239,370)	—	—	—	—
Exercise of employee stock options	25,189	320,001	—	—	345,190	—
Dividends declared during the year	—	—	—	(9,679)	(9,679)	9,679
Dividends paid during the year	—	—	—	—	—	(16,176)
Profit for the year	—	—	—	920,972	920,972	—
Dividends proposed subsequent to year end	—	—	—	(17,912)	(17,912)	17,912

Balance as of 31 December, 2000	276,891	1,343,953	39,179	1,513,902	3,173,925	17,912
Issue of ordinary shares (Note 28(a)(iv))	26,303	689,963	—	—	716,266	—
Additional dividends proposed for additional ordinary shares issued (Note 13)	—	—	—	(1,850)	(1,850)	1,850
Dividends declared during the year	—	—	—	(15,544)	(15,544)	15,544
Dividends paid during the year	—	—	—	—	—	(35,306)
Profit for the year	—	—	—	266,909	266,909	—
Dividends proposed subsequent to year end	—	—	—	(19,605)	(19,605)	19,605

Balance as of 31 December, 2001	303,194	2,033,916	39,179	1,743,812	4,120,101	19,605

Dividends proposed after the balance sheet date are not recognized as a liability and accordingly are not included as part of the distributions during the year (Note 2b).

The directors consider that the Company had approximately RMB1,744 million (2000: RMB1,514 million) available for distribution to shareholders as of 31 December, 2001. Please also refer to Note 11 for details of distribution of profit.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

30.	NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT

a.	Reconciliation of profit before taxation to net cash inflow from operating activities:

	2001	2000

	RMB'000	RMB'000
		(Note 34)
Profit before taxation	1,229,680	1,549,480
Share of profits or losses of associated companies	(45,448)	(74,423)
Interest income	(106,285)	(106,351)
Interest expense	178,028	96,280
Depreciation of fixed assets	111,922	106,683
Amortization of other long-term assets	—	850
Amortization of goodwill	6,200	6,355
Loss on disposals of fixed assets	4,539	271
Provision for doubtful debts	1,352	227
Provision for doubtful debts written back	(19,147)	—
Provision for inventory obsolescence	3,000	5,000
Provision for impairment losses on tools and moulds	30,950	—
Decrease in accounts receivable	8,566	25,397
Increase in notes receivable	(93,090)	(85,796)
Increase in notes receivable from affiliated companies	(237,190)	(102,211)
Increase in amounts due from affiliated companies	(477,136)	(28,082)
Decrease (Increase) in other receivable	860,387	(816,588)
(Increase) Decrease in prepayments and other current assets	(109,967)	297
Decrease (Increase) in inventories	168,639	(419,088)
(Decrease) Increase in notes payable	(267,318)	3,166,015
Increase in accounts payable	181,361	13,182
Increase in amounts due to affiliated companies	133,968	86,401
Increase (Decrease) in customer advances	45,786	(75,036)
Increase in other payables	33,251	155,727
Increase (Decrease) in accrued expenses and other current liabilities	8,317	(29,373)
Increase (Decrease) in taxes payable	43,739	(107,284)

	1,694,104	3,367,933

b.	Effect of acquisition of a subsidiary

The assets and liabilities included in the acquisition are as follows:

RMB'000
Cash and cash equivalents	6,805
Fixed assets, net	2,552
Inventories, net	2,978
Receivables	98,291
Other assets	539
Payables	(21,734)
Taxes payable	(1,485)
Minority interests	(1,000)

Fair value of net assets acquired	86,946
Goodwill	191,267

Total purchase consideration settled by offsetting against advances to affiliated companies (Note 30 (d))	278,213

Effect on cash flow
Cash and cash equivalents acquired	6,805

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

c.	An analysis of changes in financing during the year is as follows:

	Share capital and	Short-term bank	Advances from	Pledged Bank	Minority
	share premium	loans	affiliated companies	Deposits	interests

	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Balances as of 1 January, 2000	1,275,654	1,590,860	23,402	534,501	915,231
Minority interest acquired	—	—	—	—	(31,007)
Increase in advances from affiliated companies	—	—	28,909	—	—
Increase in pledged bank deposits	—	—	—	371,027	—
Share of profit by joint venture partners	—	—	—	—	268,317
Exercise of employee stock options	345,190	—	—	—	—
Distributions during the year	—	—	—	—	(624,604)
Decrease in short-term bank loans	—	(543,631)	—	—	—

Balances as of 31 December, 2000	1,620,844	1,047,229	52,311	905,528	527,937
Issue of ordinary shares	716,266	—	—	—	—
Distributions during the year	—	—	—	—	(214,314)
Increase in advances from affiliated companies	—	—	1,965	—	—
Increase in pledged bank deposits	—	—	—	1,020,277	—
Share of profit by joint venture partners	—	—	—	—	207,756
Minority interest acquired	—	—	—	—	1,000
Decrease in short-term bank loans	—	(641,729)	—	—	—

Balances as of 31 December, 2001	2,337,110	405,500	54,276	1,925,805	522,379

d.	Major non-cash transactions during the year are as follows:

(i)	Purchase consideration amounting to approximately RMB278 million for the acquisition of an indirect equity interest in a subsidiary was offset against certain receivable balances from affiliated companies.

(ii)	Amounts due from and due to affiliated companies of approximately RMB87 million were offset after agreement among the parties.

31.	RETIREMENT PLAN AND EMPLOYEES’ BENEFIT

     As stipulated by the regulations of the PRC government, the Company’s subsidiaries in the PRC have defined contribution retirement plans for their employees. The PRC government is responsible for the pension liability to these retired employees. The Company’s subsidiaries are required to make specified contributions to the state-sponsored retirement plan at 20% to 23.5% of the basic salary cost of their staff for 2001 (2000: 20% to 23.5%). Commencing 1 January, 1992, Shenyang Automotive agreed to pay a Chinese insurance company to assume the responsibility for making pension payments to all employees retiring after 1 January, 1992. JinBei has undertaken to bear all pension payments to employees of Shenyang Automotive who retired prior to 1 January, 1992.

     The retirement plan contributions payable for the year ended 31 December, 2001 was approximately RMB21.2 million (2000: RMB17.6 million).

     In addition to the pension contribution, pursuant to the relevant laws and regulations of the PRC, the Company’s subsidiaries are required to provide benefits such as housing funds and unemployment insurance for their PRC employees. These provisions, which were approximately RMB10.4 million (2000: RMB32.3 million) for 2001, have been calculated at a certain percentage (approximately 9.8% to 10.9% in 2001 and 29.3% in 2000) of the employees’ actual salaries.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

     The Group’s Hong Kong employees are covered by the new mandatory provident fund which is managed by an independent trustee. The Group and its Hong Kong employees each makes monthly contribution to the scheme at 5% of the employees’ cash income with the maximum contribution by each of the Group and the employees limited to HK$1,000 per month. The retirement benefit scheme cost charged to the income statement represents contributions payable by the Company to the fund. During the year ended 31 December, 2001, contributions amounting to approximately HK$160,000 (2000: Nil) were made.

32.	COMMITMENTS

a.	Capital commitments

The Group had the following significant commitments which are not provided for in the consolidated financial statements of the Group:

	2001	2000

	RMB'000	RMB'000
Contracted but not provided for:
— Construction projects	6,902	117,000
— Investment and acquisition	5,000	—
— Purchase of equipment	107,758	307,953
— Others	11,022	166,567

Total	130,682	591,520

b.	Operating lease commitments

As at 31 December, 2001, the total future minimum lease payments payable under non-cancellable operating leases of the Group in respect of leased properties are as follows:

	2001	2000

	RMB'000	RMB'000
		(Note 34)
Total future lease payments payable
Within one year	3,408	1,706
Later than one year but not later than five years	2,721	3,890

Total	6,129	5,596

33.	CONTINGENCIES

     As of 31 December, 2001, the Group had bank notes of approximately RMB1,145 million (2000: RMB1,523.2 million) which were endorsed or discounted but not yet honored.

     As of 31 December, 2001, subsidiaries in the Group had provided the following guarantees:

—	Corporate guarantees of approximately RMB1,114 million (2000: RMB1,727.5 million) for bank loans and notes drawn by affiliated companies of Shanghai Brilliance;

—	Corporate guarantee of approximately RMB25 million (2000: Nil) for notes drawn by affiliated companies of the joint venture partner in Ningbo Yuming; and

—	A joint and several proportional guarantee with the joint venture partner of Shenyang Aerospace on a long-term bank loan of approximately RMB540 million drawn by Shenyang Aerospace (2000: RMB540 million) which will expire in 2008.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

     As of 31 December, 2001 the Company had provided guarantees of approximately RMB200 million (2000: Nil) for bank loans of a subsidiary.

34.	COMPARATIVE FIGURES

     The Group has adopted the following new accounting standards: SSAP 9 (revised) “Events after the balance sheet date”, SSAP 14 (revised) “Leases”, SSAP 26 “Segmental reporting”, SSAP 28 “Provisions, contingent liabilities and contingent assets”, SSAP 29 “Intangible assets”, SSAP 30 “Business combination”, SSAP 31 “Impairment of assets” and SSAP 32 “Consolidated financial statements and accounting for investments in subsidiaries” recently issued by the Hong Kong Society of Accountants. These have resulted in changes to the presentation of various items and comparative financial information has been restated accordingly.

     Certain 2000 comparative figures were also reclassified to conform to the current year’s presentation.

35.	COMPARISON OF US GAAP AND HK GAAP

     The Group has prepared a separate set of financial statements for the year ended 31 December, 2001 in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

     Differences between HK GAAP and US GAAP give rise to differences in the reported balances of assets, liabilities and net profit of the Group. The financial effects of the material differences between HK GAAP and US GAAP are summarized and explained as follows:

	2001	2000

	RMB'000	RMB'000
		(Note 34)
Net profit reported under HK GAAP	900,269	958,629
Stock-based compensation (a)	(15,462)	(88,264)
Capitalization of borrowing costs (b)	2,270	4,936
Others	—	(5,271)

Net profit reported under US GAAP	887,077	870,030

	2001	2000

	RMB'000	RMB'000
Net assets reported under HK GAAP	5,412,703	3,831,474
Capitalization of borrowing costs (b)	13,114	10,844
Others	(6,014)	(6,013)

Net assets reported under US GAAP	5,419,803	3,836,305

a.	On 2 June, 2001, share options were granted to certain directors and employees of the Group entitling them to subscribe for a total of 31,800,000 ordinary shares of the Company at a discount of 80% of the average closing price of the shares as quoted on SEHK for the 5 trading days immediately preceding the date of grant.

US GAAP requires that discounts granted to employees under a compensatory share option scheme be recognized as compensation and charged to expense over the periods expected to be benefited, to the extent that the fair value of the equity instrument exceeds the exercise price of the option on the date of grant. Since the options granted by the Company vested immediately upon grant, compensation expense amounting to RMB15.5 million (2000: RMB88.3 million) associated with the share options was charged to the income statement.

Under HK GAAP, there is no specific accounting standard to account for the compensation element in share options. Issuance of shares under such scheme will be recorded as normal share issue transactions.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

b.	Under HK GAAP, the amount of borrowing costs eligible for capitalization includes the actual borrowing costs incurred on that borrowing less any investment income earned on the temporary investment of funds pending their expenditure on the qualified assets. Under US GAAP, temporary investment income earned is ignored. As a result, the amount of the net interest capitalized under HK GAAP is lower than that under US GAAP.

36.	APPROVAL OF FINANCIAL STATEMENTS

The financial statements (set out on pages 36 to 72) were approved and authorized for issue by the Board of Directors on 25 April, 2002.

3.   UNAUDITED INTERIM RESULTS FOR THE SIX MONTHS ENDED 30 JUNE, 2002

     Set out below are the unaudited interim financial results of the Group for the six months ended 30 June, 2002:

		(unaudited)
		Six months ended 30 June,

		2002	2001
	Note	RMB'000	RMB'000

Turnover	3	2,886,027	3,264,627
Cost of sales		(2,022,566)	(2,274,583)

Gross profit		863,461	990,044
Other revenues	3	19,510	15,084
Selling expenses		(153,529)	(180,372)
General and administrative expenses		(358,181)	(133,949)
Other operating expenses		(13,008)	(23,288)

Operating profit		358,253	667,519
Interest income	3	25,818	51,114
Interest expense		(73,266)	(47,417)
Share of profits less losses of associated companies		26,084	25,493

Profit before taxation and minority interests		336,889	696,709
Taxation	4	(47,264)	(77,939)

Profit after taxation and before minority interests		289,625	618,770
Minority interests		(72)	(129,327)

Net profit attributable to shareholders		289,553	489,443

Proposed dividends	5	15,544	15,544

Basic earnings per share	6	RMB0.0790	RMB0.1438

Fully diluted earnings per share	6	N/A	RMB0.1438

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

Notes to the Condensed Accounts
(Amounts expressed in RMB unless otherwise stated)

1.	Organization and operations

     The Company was incorporated in Bermuda on 9 June, 1992 with limited liability. The Company’s ADSs and shares are traded on The New York Stock Exchange Inc. and The Stock Exchange of Hong Kong Limited (the “Stock Exchange”), respectively.

2.	Basis of preparation and accounting policies

     These unaudited condensed consolidated accounts are prepared in accordance with Hong Kong Statement of Standard Accounting Practice 25, Interim Financial Reporting, issued by the Hong Kong Society of Accountants.

     These condensed consolidated accounts should be read in conjunction with the 2001 annual accounts.

     The accounting policies and methods of computation used in the preparation of these condensed consolidated accounts are consistent with those used in the annual accounts for the year ended 31 December, 2001 except that the Group has changed certain of its accounting policies following the adoption of the following Statements of Standard Accounting Practice (“SSAPs”) issued by the Hong Kong Society of Accountants, which are effective for accounting periods commencing on or after 1 January, 2002:

SSAP 1 (revised):	Presentation of financial statements
SSAP 11 (revised):	Foreign currency translation
SSAP 15 (revised):	Cash flow statements
SSAP 25 (revised):	Interim financial reporting
SSAP 33:	Discontinuing operations
SSAP 34:	Employee benefits

     Other than those disclosed in the respective notes to the accounts, the Group considers that the adoption of or the consequential changes made to the above SSAPs do not have a material impact on the accounts of the Group.

3.	Turnover, other revenue and segment information

     The Group was principally engaged in the manufacturing and sale of minibuses and automotive components in the People’s Republic of China (the “PRC”) during the period ended 30 June, 2002.

     An analysis of the Group’s turnover and revenue is as follows:

	Unaudited
	For the six months ended 30 June,

	2002	2001
	RMB'000	RMB'000

Turnover:
Sales of minibuses	2,799,427	3,042,223
Sales of automotive components	86,600	222,404

	2,886,027	3,264,627

Other revenues:
Interest income	25,818	51,114
Other revenues	19,510	15,084

	45,328	66,198

Total revenues	2,931,355	3,330,825

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

     No business or geographical segmentation analysis is provided as less than 10% of the consolidated turnover and less than 10% of the consolidated operating profit of the Group are attributed to business segments other than manufacturing and sale of minibuses or markets outside the PRC.

4.	Taxation

     Hong Kong profits tax has been provided at the rate of 16% (2001: 16%) on the estimated assessable profit for the period. Taxation on overseas profits has been calculated on the estimated assessable profit for the period at rates of taxation prevailing in the jurisdictions in which the companies of the Group operate.

     The amount of taxation charged to the consolidated income statement represents:

	Unaudited
	Six months ended 30 June,

	2002	2001
	RMB'000	RMB'000

Current taxation:
PRC enterprise income tax	86,493	75,281
Share of current taxation attributable to associated companies	3,102	2,658
Deferred taxation:
PRC enterprise income tax	(42,331)	—

	47,264	77,939

5.	Dividends

	Unaudited
	Six months ended 30 June,

	2002	2001
	RMB'000	RMB'000
2001 Final dividend, declared of HK$0.005 (2000: HK$0.005) per ordinary share (Note (a))	19,605	17,912
Interim, proposed of HK$0.004 (2001: HK$0.004) per ordinary share (Note (b))	15,544	15,544

	35,149	33,456

     Note:

	(a)	At a shareholders’ meeting held on 28 June, 2002, a final dividend of HK$0.005 per ordinary share for the year ended 31 December, 2001 was declared. The declared dividends were not paid as at 30 June, 2002 but were subsequently paid on 3 July, 2002.

	(b)	At a meeting held on 19 September, 2002 the directors declared an interim dividend of HK$0.004 per share for the six months ended 30 June, 2002.

6.		Earnings per share

     The calculation of basic and diluted earnings per share are based on the Group’s profit attributable to shareholders of RMB289,553,000 (2001: RMB489,443,000).

     The basic earnings per share is based on the weighted average of 3,666,052,900 (2001: 3,402,517,000) ordinary shares in issue during the period. No diluted earnings per share for the six months ended 30 June, 2002 has been presented as the effect of the assumed conversion of the potential ordinary shares outstanding is anti-dilutive. The diluted earnings per share for the six months ended 30 June, 2001 is based on 3,403,263,000 ordinary shares which is the weighted average number of ordinary shares in issue during the period plus the weighted average of 746,000 ordinary shares deemed to be issued at no consideration if all outstanding options had been exercised.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

7.	Comparison of US GAAP and HK GAAP

     The Group has prepared a separate set of accounts for the six months ended 30th June, 2002 in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

     Differences between HK GAAP and US GAAP give rise to differences in the reported balances of assets, liabilities and net profit of the Group. The financial effect of the material differences between HK GAAP and US GAAP are summarized and explained as follows:

	Unaudited
	Six months ended

	30 June,	30 June,
	2002	2001
	RMB'000	RMB'000

Net profit reported under HK GAAP	289,553	489,443
Stock-based compensation (Note a)	—	(15,461)
Amortization of goodwill (Note c)	11,148	—
Others	—	882

Net profit reported under US GAAP	300,701	474,864

	Unaudited	Audited
	As of	As of
	30 June,	31 December,
	2002	2001
	RMB'000	RMB'000

Net assets reported under HK GAAP	5,682,651	5,412,703
Effect of interest capitalization (Note b)	13,114	13,114
Effect of goodwill amortization (Note c)	11,148	—
Others	(6,014)	(6,014)

Net assets reported under US GAAP	5,700,899	5,419,803

     Notes:

(a)	On 2 June, 2001, share options were granted to certain directors and employees of the Group entitling them to subscribe for a total of 31,800,000 shares of the Company at a discount of 20% of the average closing price of the shares as quoted on the Stock Exchange for the five business days immediately preceding the date of grant.

US GAAP requires that discounts granted to employees under a compensatory share option scheme be recognized as compensation and charged to expense over the periods expected to be benefited, to the extent that the fair value of the equity instrument exceeds the exercise price of the option on the date of grant. Since the options granted by the Company vested immediately upon grant, compensation expense amounting to RMB15.5 million associated with the share options was charged to the income statement for the six months ended 30 June, 2001.

Under HK GAAP, there is no specific accounting standard to account for the compensation element in share options. Issuance of shares under such scheme will be recorded like normal share issue transactions.

(b)	Under HK GAAP, the amount of borrowing costs eligible for capitalization includes the actual borrowing costs incurred on that borrowing less any investment income earned on the temporary investment of funds pending their expenditure on the qualified assets. Under US GAAP, temporary investment income earned is ignored. As a result, the amount of the net interest capitalized under HK GAAP is lower than that under US GAAP.

(c)	Under HK GAAP, goodwill is amortized on a straight-line basis over the expected future economic life, being the shorter of 40 years or the remaining life of the respective joint ventures.

Under US GAAP, the Group adopted SFAS No. 142 since 1 January, 2002 and goodwill amortization was ceased as of that date.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

4.   INDEBTEDNESS

     At the close of business on 31 October, 2002, being the latest practicable date for the purpose of this indebtedness statement prior to the printing of this document, the Group had total indebtedness of approximately RMB4,657 million, comprising outstanding short-term bank loans of approximately RMB150 million and notes payable of approximately RMB4,507 million. The short-term bank loans are due for repayment within one year and were guaranteed by certain plants and machineries of the Group with carrying amount of approximately RMB220 million. Of the notes payable, approximately RMB784 million were guaranteed by Shanghai Shenhua Holdings Co., Ltd., a related company since certain of its directors are also Directors of the Company; approximately RMB1,396 million were secured by certain bank deposits of the Group and the remaining RMB2,327 million were unsecured.

     In addition, the Group has the following contingent liabilities at the close of business on 31 October, 2002:

(i)	Bank notes endorsed or discounted but not yet honored of approximately RMB1,414 million;

(ii)	Issued letters of credit of approximately RMB58 million;

(iii)	Corporate guarantees of approximately RMB504 million for facilities drawn by related companies;

(iv)	Corporate guarantee of RMB50 million provided to the local custom office of Shenyang. The guarantee was pledged by the bank deposits of the Group; and

(v)	A joint and several proportional guarantee of RMB416 million with all the initial joint venture partners of Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co, Ltd., an associated company, for its long-term bank loan which will expire in 2008.

     The Directors are not aware of any material change in the indebtedness and contingent liabilities of the Group since 31 October, 2002.

     Save as aforesaid and apart from intra-group liabilities, no companies within the Group had outstanding at the close of business on 31 October, 2002 any mortgages, charges or debentures, loan capital bank overdrafts, loans or other similar indebtedness or any hire purchase commitments, liabilities under acceptances or acceptances credits or any guarantees or other material contingent liabilities.

APPENDIX I      FINANCIAL INFORMATION ON THE GROUP

5.   MATERIAL CHANGES

     As at the Latest Practicable Date, the Directors are not aware of any material changes in the financial or trading position of the Group since 31 December, 2001, being the date to which the latest audited consolidated financial statements of the Group were made up. Save as mentioned under the paragraph headed “Intention of the Offerors following the Offer” in the Letter from the Board, as at the Latest Practicable Date, the Directors are not aware of any material changes in the prospects of the Group since 31 December, 2001.

APPENDIX II      GENERAL AND OTHER INFORMATION

1.   RESPONSIBILITY STATEMENT

     This document includes particulars given in compliance with the Takeovers Code for the purpose of giving information with regard to the Group. The information contained herein in relation to the Group and the Directors has been supplied by the Directors. The Directors jointly and severally accept full responsibility for the accuracy of information contained in this document and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, opinions expressed in this document have been arrived at after due and careful consideration and there are no other facts not contained in this document, the omission of which would make any statement contained herein misleading.

2.   CORPORATE INFORMATION

     The Company was incorporated in Bermuda on 9 June, 1992 with limited liability. The address of its registered office is Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda, and its principal place of business in Hong Kong is at Suites 2303—2306, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong.

3.   SHARE CAPITAL

     The authorized and issued share capital of the Company as at the Latest Practicable Date were as follows:

Authorized:

5,000,000,000	Shares	US$50,000,000

Issued and fully paid:

3,666,052,900	Shares	US$36,660,529

     During the period between 31 December, 2001, being the date to which the latest audited consolidated financial statements of the Group were made up, and the Latest Practicable Date, there was no alteration to the authorized and issued share capital of the Company.

     All the Shares rank pari passu in all respects as regards rights to dividends, voting and return of capital.

     The Company’s ADSs and the Ordinary Shares are listed and traded on the New York Stock Exchange and the Stock Exchange, respectively. Other than the aforesaid, no part of the Shares are listed, or dealt in, on any other stock exchanges, nor is any listing of or permission to deal in the Shares being, or proposed to be sought, on any other stock exchanges.

4.   OPTIONS

     As at the Latest Practicable Date, outstanding Employee Options granted by the Company were in respect of 17,828,000 Ordinary Shares, in aggregate, to the Management Directors, Mr. Yang and certain employees of the Group. Mr. Yang holds outstanding Employee Options in respect of 2,338,000 Ordinary Shares. The Employee Options are exercisable at any time during the period of 10 years from 2 June, 2001 at an exercise price of HK$1.896 per Ordinary Share. Such Employee Options are personal to the grantee and cannot be transferred or assigned.

APPENDIX II      GENERAL AND OTHER INFORMATION

     Save as aforesaid, there are no outstanding options, warrants or conversion rights granted by the Company which will affect the shares of the Company at the Latest Practicable Date.

5.   DISCLOSURE OF INTERESTS

(a)	Interests in the Company

(i)	As at the Latest Practicable Date, the interests of the Directors in the Ordinary Shares as recorded in the register maintained by the Company under Section 29 of the SDI Ordinance were as follows:

	Number of Shares
						Approximately
	Personal	Family				% of total
Name of director	interests	interests	Corporate interests	Other interests	Total	issued shares

Mr. Wu	30,000,000	—	—	—	30,000,000	0.82%
Mr. Hong	26,640,000	—	—	—	26,640,000	0.73%
Mr. Su	34,500,000	—	—	—	34,500,000	0.94%
Mr. He	35,045,000	—	—	—	35,045,000	0.96%
Mr. Yang	2,800,000	—	—	—	2,800,000	0.076%

Save as disclosed above, none of the Directors had any personal, family, corporate or other interests in the equity or debt securities of the Company and its associated corporations as defined in SDI Ordinance.

(ii)	As at the Latest Practicable Date, interests of the Directors in the Employee Options were as follows:

				Number of
			Subscription	Employee Options
			price per	held as at the Latest
Name	Date of grant	Exercise period	Ordinary Share	Practicable Date

Mr. Wu	2 June, 2001	10 years from 2 June, 2001	HK$1.896	2,800,000

Mr. Hong	2 June, 2001	10 years from 2 June, 2001	HK$1.896	2,338,000

Mr. Su	2 June, 2001	10 years from 2 June, 2001	HK$1.896	2,338,000

Mr. He	2 June, 2001	10 years from 2 June, 2001	HK$1.896	2,338,000

Mr. Yang	2 June 2001	10 years from 2 June, 2001	HK$1.896	2,338,000

(iii)	Save as disclosed in paragraphs (i) and (ii) above and the call options granted pursuant to the Call Option Agreements, none of the Directors has any interest as at the Latest Practicable Date nor any dealings during the Relevant Period in the Ordinary Shares or Employee Options.

(iv)	As at the Latest Practicable Date, there is no shareholdings in the Company owned or controlled, nor any dealings during the Relevant Period by any subsidiary of the Company, by a pension fund of the Company or of its subsidiary or by a person who has an

APPENDIX II      GENERAL AND OTHER INFORMATION

arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with the Company or its associate(s) by virtue of classes (1), (2), (3) and (4) of the definition of associate under the Takeovers Code.

(v)	As at the Latest Practicable Date, there is no shareholdings in the Company owned or controlled by the Independent Financial Adviser.

(vi)	As at the Latest Practicable Date, no fund managers connected with the Company had any Shares nor had dealt for value in any Shares on a discretionary basis during the Relevant Period.

(vii)	Mr. Yang has informed the Board that he does not intend to accept the Offer in respect of the Ordinary Shares and Employee Options held by him as at the Latest Practicable Date.

(b)	Interests in Huachen

(i)	As at the Latest Practicable Date, the Company did not have any interest in the securities of Huachen nor did it deal in any securities of Huachen during the Relevant Period.

(ii)	As at the Latest Practicable Date, none of the Directors (including their respective spouses, children under the age of 18, related trusts and companies controlled by them) had any interest in the securities of Huachen, nor did they deal in any securities of Huachen during the Relevant Period.

6.   ARRANGEMENTS AFFECTING DIRECTORS

(i)	No benefit (other than statutory compensation) will be given to any Directors as compensation for loss of office or otherwise in any member of the Group in connection with the Offer.

(ii)	As at the Latest Practicable Date, save as provided in the Call Option Agreements, there was no agreement or arrangement between any of the Directors and any other person which is conditional on or dependent upon the outcome of the Offer or otherwise connected with the Offer.

(iii)	As at the Latest Practicable Date, save as provided in the Call Option Agreements and the Syndication Letter, there were no material contracts entered into by the Offerors in which any Director had a material personal interest.

(iv)	As at the Latest Practicable Date, there is no outstanding advance or loan due from any existing Directors or former Directors to the Company or any member of the Group.

7.   DIRECTORS SERVICE CONTRACTS

     Each of Mr. Wu, Mr. Hong, Mr. Su and Mr. He has entered into a service agreement with the Company dated 21 August, 2000 for a term of five years commencing 1 October, 2000. The aggregate basic salary paid to Mr. Wu, Mr. Hong Mr. Su and Mr. He for the year ended 31 December, 2001 was US$1,147,980.

     Save as referred to in this paragraph 7 of this Appendix, there is no service contract between the Directors and any member of the Group which does not expire or is not terminable by the employer within one year without payment of compensation (other than statutory compensation).

APPENDIX II      GENERAL AND OTHER INFORMATION

8.   LITIGATION

     As at the Latest Practicable Date, neither the Company nor any of its subsidiaries is engaged in any litigation or arbitration of material importance and no litigation or claim of material importance is known to the Directors to be pending or threatened against the Company or any of its subsidiaries.

9.   MATERIAL CONTRACTS

     Save as disclosed below, neither the Company nor any of its subsidiaries has, in the two years preceding 14 November, 2002, being the date of commencement of the Offer period, entered into any material contracts not being contracts entered into in the ordinary course of business carried on or intended to be carried on by members of the Group:

(i)	stock purchase agreement dated 11 December, 2000 entered into between the Company and Brilliance Holdings Limited relating to the acquisition of the entire issued share capital of China Brilliance Automotive Components Group Limited by the Company for a consideration of RMB388,000,000;

(ii)	placing agreement dated 25 May, 2001, entered into among CLSA, as the placing agent, and Zhuhai Brilliance Holdings Company Limited and Mr. Yang Rong, as the vendors, and the Company in relation to the placing of 318,000,000 Shares at HK$2.20 per Share by Zhuhai Brilliance Holdings Company Limited and Mr. Yang Rong through CLSA as the placing agent on a fully underwritten basis, to independent investors;

(iii)	subscription agreement dated 25 May, 2001, entered into among Zhuhai Brilliance Holdings Company Limited and Mr. Yang Rong as subscribers and the Company in relation to the subscription of 318,000,000 new Shares at HK$2.20 per Share by Zhuhai Brilliance Holdings Company Limited and Mr. Yang Rong;

(iv)	technology transfer agreement dated 17 December, 2001 entered into between the Company and Toyota Motor Corporation relating to the technology transfer of the fifth generation of the Toyota Minibus, the Granvia, for production by the Company for an initial fee of 150 million Japanese Yen and a royalty of 2% of the local added value of each unit of minibus manufactured; and

(v)	acquisition agreement dated 18 December, 2001 entered into between the Company and Brilliance Holdings Limited relating to the acquisition by the Company of the entire issued share capital of Key Choices Group Limited for a consideration of HK$260,000,000.

10.   CONSENT

     The Independent Financial Adviser has given and has not withdrawn its written consent to the issue of this document with the inclusion herein of its letter, and the references to its name, in the forms and contexts in which it is included.

APPENDIX II      GENERAL AND OTHER INFORMATION

11.   QUALIFICATION

     The following is the qualification of the expert who has given a letter which is contained in this document:

Name	Qualification

SBI E2-Capital (HK) Limited	Registered investment adviser registered under the Securities Ordinance (Chapter 333 of the Laws of Hong Kong)

12.   MISCELLANEOUS

     The English text of this document will prevail over the Chinese text for the purpose of interpretation.

13.   DOCUMENTS AVAILABLE FOR INSPECTION

     Copies of the following documents will be made available for inspection at the principal place of business in Hong Kong of the Company at Room 2303-06, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong during normal business hours from the date of this document (except Sundays and gazetted public holidays in Hong Kong) up to the close of the Offer:

(a)	the memorandum of association and bye-laws of the Company;

(b)	the annual reports of the Company for each of the three years ended 31 December, 1999, 2000 and 2001;

(c)	the unaudited combined profit and loss accounts of the Group for the six months ended 30 June, 2002, the unaudited combined net assets of the Group as at 30 June, 2002, and the unaudited combined cash flow statements of the Group for the six months ended 30 June, 2002;

(d)	the letter from the Independent Financial Adviser set out on pages 16 to 35 of this document;

(e)	the service contracts referred to in paragraph 7 of this Appendix;

(f)	the material contracts referred to in paragraph 9 of this Appendix; and

(g)	the letter of consent referred to in paragraph 10 of this Appendix.